UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SITE Centers Corp.
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Notice of 2026 Annual Meeting of Shareholders & Proxy Statement

S I
T E

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that SITE Centers Corp. intends to release definitive copies of the Proxy Statement to security holders beginning on or about March 31, 2026.

Notice of Annual Meeting of Shareholders

To the Holders of Common Shares of SITE Centers Corp.:

The 2026 Annual Meeting of Shareholders of SITE Centers Corp. will be held as follows:

WHEN:	9:00 a.m. Eastern Time, Wednesday, May 13, 2026.

WHERE:	The Annual Meeting will be held in a virtual meeting format via live webcast at www.meetnow.global/M4FHMTJ. You will not be able to physically attend the Annual Meeting in person.

ITEMS OF BUSINESS:

•

Election of five Directors.

•

Approval of an amendment to the Company’s Amended and Restated Code of Regulations to increase Director terms to three years.

•

Approval of an amendment to the Company’s Amended and Restated Code of Regulations to replace the existing majority voting power quorum requirement.

•

Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

•

Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

•

Transact such other business as may properly come before the Annual Meeting.

WHO CAN VOTE:	Shareholders of record at the close of business on March 16, 2026 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

VOTING BY PROXY:	• Shareholders may request, complete, date and sign a proxy card and return it; or • Vote their shares by telephone or over the internet as described in the accompanying Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS:

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials by providing internet access to those documents, instead of mailing a printed copy of our proxy materials to each shareholder. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials, including the Proxy Statement and 2025 Annual Report, and vote online at www.investorvote.com/sitc, or alternatively request a paper copy of the proxy materials, including a proxy card.

By order of the Board of Directors,

Aaron M. Kitlowski

Secretary

Dated: March [ ], 2026

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 13, 2026

2026 Proxy Statement Table of Contents

1. Proxy Statement Summary	1

2. Proposal One: Election of Five Directors

Proposal Summary and Board Recommendation	6

Director Nominees for Election at the Annual Meeting	6

Independent Directors	9

Director Qualifications and Review of Director Nominees	9

2024 Director Transition and Current Board Composition	9

Proxy Access	10

Majority Vote Standard	10

3. Board Governance

Board Leadership	11

Meetings of Our Board	11

Meetings of Non-Management and Independent Directors	11

Committees of Our Board	12

Risk Oversight	13

Compensation of Directors	13

Insider Trading Policy	14

Security Ownership of Directors and Management	15

4. Proposal Two: Approval of an Amendment to the Company’s Amended and Restated Code of Regulations to Increase Director Terms to Three Years

Proposal Summary and Board Recommendation	16

5. Proposal Three: Approval of an Amendment to the Company’s Amended and Restated Code of Regulations to Replace the Existing Majority Voting Power Quorum Requirement

Proposal Summary and Board Recommendation	17

6. Proposal Four: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation	18

Compensation Committee Report	19

Compensation Committee Interlocks and Insider Participation	19

7. Compensation Discussion and Analysis

Overview	20

Executive Summary	20

Compensation Program Design	21

2025 Compensation Program	23

Hedging and Pledging Policy	24

Executive Compensation Clawback Policy	25

Compensation-Related Risk Analysis	25

2025 Review of Executive Incentives	25

8. Executive Compensation Tables and Related Disclosure

2025 Summary Compensation Table	26

2025 Grants of Plan-Based Awards Table	27

Outstanding Equity Awards at 2025 Fiscal Year-End Table	27

2025 Option Exercises and Stock Vested Table	27

2025 Nonqualified Deferred Compensation Table	27

Potential Payments Upon Termination or Change in Control	28

Employment Agreements	29

CEO Pay Ratio	31

Pay Versus Performance	32

Pay Versus Performance Table	32

Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results	34

9. Proposal Five: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Proposal Summary and Board Recommendation	35

Fees Paid to PricewaterhouseCoopers LLP	35

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	36

Auditor Independence	36

Audit Committee Report	36

10. Corporate Governance and Other Matters

Codes of Ethics	37

Reporting and Non-Retaliation Policy	38

Related-Party Transactions	38

Security Ownership of Certain Beneficial Owners	38

Shareholder Proposals for 2027 Annual Meeting of Shareholders	39

Householding	40

Other Matters	40

11. Frequently Asked Questions

Why am I being provided with these proxy materials?	41

Who is entitled to vote at the Annual Meeting?	41

Why did I receive a notice in the mail regarding the availability of proxy materials instead of a paper copy of the proxy materials?	41

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?	41

How do I attend and vote at the virtual Annual Meeting?	41

How many votes do I have?	42

How do I vote by proxy?	42

May I revoke my proxy?	43

Who is soliciting my proxy?	43

What constitutes a quorum?	43

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?	44

Appendix A: Proposed Amendment to the Company’s Amended and Restated Code of Regulations to Increase Director Terms to Three Years	A-1

Appendix B: Proposed Amendment to the Company’s Amended and Restated Code of Regulations to Replace the Existing Majority Voting Power Quorum Requirement	B-1

 PROXY STATEMENT SUMMARY

1. Proxy Statement Summary

This Proxy Statement Summary contains highlights and information that can be found elsewhere in this Proxy Statement as indicated by the applicable page references. This summary does not contain all of the information that you should consider, and therefore you should read the entire Proxy Statement.

2026 Annual Meeting of Shareholders

Date and Time:	Wednesday, May 13, 2026 at 9:00 a.m. Eastern Time

Location:

SITE Centers Corp. (“we,” “our,” “us,” the “Company” or “SITE Centers”) will hold its 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting” or the “Annual Meeting”) in a virtual meeting format via the internet at www.meetnow.global/M4FHMTJ. You will not be able to attend the Annual Meeting in person. For more information on how to attend and vote at the Annual Meeting, see “Frequently Asked Questions—How do I attend and vote at the virtual Annual Meeting?” on page 41 of this Proxy Statement.

Record Date:	March 16, 2026 (the “Record Date”)

Mail Date:

We began making our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report” or the “Annual Report”), available on or about March [ ], 2026 to all shareholders of record entitled to vote.

Voting Matters and Board Recommendations

MATTER		PAGE	BOARD RECOMMENDATION

Proposal 1:	Election of five Directors	6	For each Director nominee

Proposal 2:	Approval of an amendment to the Company’s Amended and Restated Code of Regulations to increase Director terms to three years	16	For

Proposal 3:	Approval of an amendment to the Company’s Amended and Restated Code of Regulations to replace the existing majority voting power quorum requirement	17	For

Proposal 4:	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	18	For

Proposal 5:	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm	35	For

SITE Centers Corp. ï 2026 Proxy Statement	1

 PROXY STATEMENT SUMMARY

How to Vote

Shareholders of record (i.e., shareholders who own shares in their own name as reflected in the records of our transfer agent, Computershare Trust Company, N.A. (“Computershare”)) may vote their shares in any of the following ways:

By Internet: To submit a proxy over the internet, go to www.investorvote.com/sitc and follow the instructions on how to complete an electronic proxy. You will need the control number that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

By Telephone: To submit a proxy by telephone, call toll free 1-800-652-8683. You will need the control number that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

By Mail: If you received a full paper set of proxy materials, date and sign your proxy card and mail it in the enclosed, postage-paid envelope. You do not need to mail the proxy card if you are submitting your proxy by internet or telephone.

At the Meeting: To vote at the Annual Meeting, visit www.meetnow.global/M4FHMTJ. You will need the control number that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

Shareholders whose shares are held of record by a broker, bank, trust or other nominee may vote their shares by following the instructions provided by such broker, bank, trust or other nominee or at the Annual Meeting. Please note that if your shares are held of record by a broker, bank, trust or other nominee, you must register in advance in order to vote electronically at the Annual Meeting. To register in advance, you must forward a legal proxy from your broker, bank, trust or other nominee holding your shares to Computershare at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on Friday, May 8, 2026. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/M4FHMTJ and enter your control number.

Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

Internet Availability of Proxy Materials

SEC rules permit us to furnish proxy materials, including this Proxy Statement and our 2025 Annual Report, to our shareholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, on or about March [ ], 2026, we are sending the Notice of Internet Availability of Proxy Materials to our shareholders of record as of the close of business on the Record Date. Shareholders receiving a Notice of Internet Availability of Proxy Materials by mail will not receive a printed copy of proxy materials unless they so request. Instead, the Notice of Internet Availability of Proxy Materials will instruct shareholders as to how they may access and review proxy materials on the internet. Shareholders who receive a Notice of Internet Availability of Proxy Materials by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card, should follow the instructions for requesting these materials included in the Notice of Internet Availability of Proxy Materials.

2	SITE Centers Corp. ï 2026 Proxy Statement

 PROXY STATEMENT SUMMARY

2026 Director Nominees

				CURRENT COMMITTEE MEMBERSHIPS

DIRECTOR NAME	AGE	SINCE	INDEPENDENT	AUDIT	COMPENSATION	NOMINATING AND CORPORATE GOVERNANCE

Gary N. Boston	57	2024	Yes	Chair	✔	✔

John M. Cattonar	44	2024	No

Cynthia Foster Curry	63	2024	Yes	✔	✔	Chair

David R. Lukes	56	2017	No

Dawn M. Sweeney*	66	2018	Yes	✔	Chair	✔

*	Chair of the Board

Our Board of Directors (the “Board”) strives to maintain an independent, balanced and diverse set of Directors that collectively possess the skills and expertise to provide effective oversight of management and the execution of the Company’s strategy. Two of our Director nominees are women and one of our Director nominees is a member of an underrepresented community, which the Company defines as someone who self-identifies as Black, African American, North African, Middle Eastern, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, Alaskan Native, or a member of the LGBTQIA+ community. The average age of our Director nominees is 57 years and the average tenure of our Director nominees is five years.

2025 Performance Highlights

In 2025, the Company sold 14 wholly-owned properties for an aggregate gross sales price of approximately $752.5 million, repaid approximately $306.8 million of consolidated mortgage debt and returned approximately $355.7 million to shareholders ($6.75 per share) through special dividends. In recognition of the volume of the Company’s asset sales and the reduced scale of its operations, in December 2025, the Company announced its intention to market its remaining properties for sale and monetize the value of its remaining joint venture investments.

As of March 10, 2026, the Company had sold two additional wholly-owned properties and its interest in one joint venture property during 2026 for approximately $95.3 million in the aggregate, leaving the Company with six wholly-owned shopping centers, a 20% interest in a joint venture that owned ten shopping centers, and our corporate headquarters in Beachwood, Ohio.

SITE Centers Corp. ï 2026 Proxy Statement	3

 PROXY STATEMENT SUMMARY

Corporate Governance Highlights

We remain committed to high standards of corporate governance, which we believe promote management of the Company for the benefit of our stakeholders as it pursues its disposition strategy.

Director Elections	• Annual election of all Directors (subject to Proposal Two) • Majority voting for Directors in uncontested elections (subject to Director resignation policy)
Board Practices

•

Separate independent Chair of the Board and Chief Executive Officer (“CEO”)

•

Significant Board oversight of business strategy and its execution

•

Regular executive sessions of independent Directors

•

Annual executive officer succession planning discussions

•

Anti-overboarding policy limiting service on other public company boards

•

Mandatory Director retirement age (76 years)

•

Annual Director review of enterprise risk assessment

•

No ability to classify the Board without shareholder consent

Shareholder Rights

•

Proxy access (3% ownership, three years, greater of two nominees or 20% of Board)

•

Ability to amend Articles of Incorporation and Amended and Restated Code of Regulations by majority vote

•

Ability to call special meetings (25% of voting power)

•

Ability to act by unanimous written consent

Other Policies	• Prohibition on pledging, hedging and other derivative transactions in Company securities by Directors and officers

Compensation Practices

On October 1, 2024, the Company completed the spin-off of Curbline Properties Corp. (“Curbline Properties”), the first publicly traded REIT focused on the convenience property sector. In connection with the spin-off, the employment of Mr. Lukes, the Company’s CEO, and Mr. Cattonar, the Company’s Chief Investment Officer (“CIO”), was transferred to Curbline Properties and the Company entered into a shared services agreement with Curbline Properties and its affiliates (the “Shared Services Agreement”). Pursuant to the terms of the Shared Services Agreement, Curbline Properties and its affiliates are responsible for (1) providing the Company with leadership and management services, including a CEO and a CIO, and (2) making all compensation determinations for and payments to any CEO and CIO provided to the Company by Curbline Properties. Under this arrangement, since the spin-off of Curbline Properties, Messrs. Lukes and Cattonar have continued to serve as our CEO and CIO, respectively; however, they are not employed by the Company, and the Company is not obligated to provide any direct or indirect compensation for their service as our CEO or CIO. Further, to the Company’s knowledge, Curbline Properties did not provide Messrs. Lukes and Cattonar with any compensation specifically for their service to us as our CEO and CIO, respectively, during 2025.

The Company continues to be responsible for the compensation of our named executive officers who are employed by the Company (namely Gerald R. Morgan, our Chief Financial Officer (“CFO”), and Aaron M. Kitlowski, our General Counsel), and the Compensation Committee continues to oversee the design and administration of, and changes to, the Company’s compensation programs with respect to these executives.

4	SITE Centers Corp. ï 2026 Proxy Statement

 PROXY STATEMENT SUMMARY

2025 Executive Compensation

The table below summarizes 2025 compensation awarded or paid by the Company to our named executive officers as reported in the 2025 Summary Compensation Table included in this Proxy Statement. Historically, our Compensation Committee has established both quantitative and qualitative performance metrics governing our annual incentive compensation program in the first quarter of each year. However, in recognition of the Company’s plan to market a significant number of properties for sale during 2025 and the inability to forecast the timing and impact of these sales on the Company’s financial results and operating metrics, the Compensation Committee determined in early 2025 that payouts to the Company’s employed executives under the 2025 annual incentive compensation program would be based entirely on the Compensation Committee’s year-end qualitative assessment of their performance (subject to the terms set forth in each executive’s employment agreement).

In February 2026, based on a qualitative assessment of their performance during 2025, the Compensation Committee approved incentive compensation payouts for Messrs. Morgan and Kitlowski of $300,000 and $675,000, respectively, which represented the maximum amount of the annual incentive award opportunities provided for under their employment agreements.

For more details on 2025 executive compensation, see the “Compensation Discussion and Analysis” section beginning on page 20 of this Proxy Statement and the 2025 Summary Compensation Table on page 26 of this Proxy Statement.

				SITE CENTERS COMPENSATION

NAMED EXECUTIVE OFFICER	POSITION	SALARY	BONUS	STOCK AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION	TOTAL

David R. Lukes	President and CEO	$0	$ 0	$0	$0	$ 0	$0

Gerald R. Morgan	EVP and CFO	$500,000	$300,000	$0	$0	$12,000	$812,000

John M. Cattonar	EVP and CIO	$0	$ 0	$0	$0	$ 0	$0
Aaron M. Kitlowski	EVP and GC	$450,000	$675,000	$0	$0	$35,250	$1,160,250

SITE Centers Corp. ï 2026 Proxy Statement	5

2. Proposal One: Election of Five Directors

Proposal Summary and Board Recommendation

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the five Director nominees identified below. If any of the Director nominees is not a candidate when the election occurs for any reason (which is not expected) and the size of our Board remains unchanged, then our Board intends that proxies will be voted for the election of a substitute Director nominee designated by our Board as recommended by the Nominating and Corporate Governance Committee.

BOARD RECOMMENDATION:

“FOR” ALL FIVE DIRECTOR NOMINEES

Director Nominees for Election at the Annual Meeting

Our Board consists of five Directors. The qualifications of our Board members are intended to include a mix of the skills and expertise that are relevant to our business and the execution of our disposition strategy.

Our Board has nominated and recommends that shareholders vote “FOR” the election of each of the following Director nominees. All nominees currently serving as Directors were elected by the shareholders at the 2025 Annual Meeting. If Proposal Two is approved, all Directors will be elected for a term of three years. If Proposal Two is not approved, all Directors will be elected for a term of one year and shall hold office until the next succeeding annual meeting and until a successor is duly elected and qualified.

GARY N. BOSTON

Senior Portfolio Manager (Retired), APG Asset Management

Background: Mr. Boston is a private investor and served as Portfolio Manager and Senior Portfolio Manager for the North and South American listed real estate securities portfolios of APG Asset Management, a leading global manager of pension assets, from 2005 and until his retirement in 2016. Prior to joining APG, Mr. Boston spent ten years as a senior analyst covering the U.S. REIT sector on research teams at Citigroup and PaineWebber, Inc. Since October 2022, Mr. Boston has served as Independent Director, chair of the Compensation Committee and member of the Audit Committee and the Nominating and Corporate Governance Committee of Terreno Realty Corporation, an industrial REIT. Mr. Boston also served as an Independent Director of Retail Value Inc. (“RVI”), a retail REIT, from 2018 until 2022. Mr. Boston holds a Bachelor of Arts from Duke University and a Masters of Business Administration from the Wharton School of Business.

Qualifications: Mr. Boston’s qualifications include his extensive experience with the retail REIT industry gained from having covered the real estate, REIT and retail sectors as a portfolio manager and research analyst at various institutional investment firms and investment banks, and his service on other REIT public company boards.

DIRECTOR SINCE: 2024 AGE: 57 INDEPENDENT: YES COMMITTEES: • Audit (Chair) • Compensation • Nominating and Corporate Governance

6	SITE Centers Corp. ï 2026 Proxy Statement

JOHN M. CATTONAR

Executive Vice President and Chief Investment Officer, SITE Centers

Executive Vice President and Chief Investment Officer, Curbline Properties

Background: Mr. Cattonar has served as Executive Vice President and Chief Investment Officer of SITE Centers since 2021 and previously served as Senior Vice President of Investments of SITE Centers from 2017 to 2021. Prior to joining SITE Centers, Mr. Cattonar served as Vice President of Asset Management for Equity One Inc. (“Equity One”), an owner, developer and operator of shopping centers, from 2015 to 2017 and at Sears Holding Corporation affiliate Seritage Realty Trust, a real estate company, from 2012 to 2015. Mr. Cattonar has also served as Executive Vice President and Chief Investment Officer of Curbline Properties since 2024. Mr. Cattonar earned a Master of Science in Real Estate Development from Columbia University and holds a Bachelor of Arts in Economics from the University of North Carolina at Chapel Hill.

Qualifications: Mr. Cattonar’s qualifications to serve on the Board include his position as a member of the Company’s senior management team, his significant experience in acquiring and disposing of retail real estate and his familiarity with investors who may be interested in acquiring properties similar to those owned by the Company.

DIRECTOR SINCE: 2024 AGE: 44 INDEPENDENT: NO

CYNTHIA FOSTER CURRY

President of U.S. Brokerage (Retired), Colliers International

Background: Ms. Foster Curry served as the Chief Revenue Officer of LEX-Markets, a commercial real estate marketplace that takes commercial buildings public through single-asset initial public offerings, from January 2021 to January 2022. Ms. Foster Curry served as President of U.S. Brokerage at Colliers International from January 2015 to January 2021. Prior to joining Colliers, Ms. Foster Curry served as Executive Managing Director at Cushman & Wakefield Inc. from June 2001 to January 2015. Ms. Foster Curry has served as an Independent Director and member of the Audit Committee of InPoint Commercial Real Estate Income, Inc., a diversified REIT, since October 2016, and as an Independent Director and member of the Audit Committee and Compensation Committee of Avison Young, a global real estate services firm, since March 2024. Ms. Foster Curry was formerly a Trustee of the Urban Land Institute. Ms. Foster Curry also serves as a member of the Board of Trustees of the Hospital for Special Surgery and the Museum for the City of New York. Ms. Foster Curry holds a Bachelor of Arts in the History of Science from Skidmore College and a Masters of Business Administration from Harvard University.

Qualifications: Ms. Foster Curry’s qualifications to serve on the Board include her extensive career in commercial real estate transactions, including brokerage, portfolio and large asset sales, financings, restructurings and mergers and acquisitions advisory roles, as well as her service on other public company boards.

DIRECTOR SINCE: 2024 AGE: 63 INDEPENDENT: YES COMMITTEES: • Audit • Compensation • Nominating and Corporate Governance (Chair)

SITE Centers Corp. ï 2026 Proxy Statement	7

DAVID R. LUKES

President and Chief Executive Officer, SITE Centers

President and Chief Executive Officer, Curbline Properties

Background: Mr. Lukes was named President and Chief Executive Officer of SITE Centers in March 2017. Mr. Lukes previously served as Chief Executive Officer of Equity One, as well as a member of Equity One’s Board of Directors, from 2014 until 2017. Prior to joining Equity One, Mr. Lukes served as President and Chief Executive Officer of Seritage Realty Trust from 2012 through 2014. In addition, Mr. Lukes served as the President and Chief Executive Officer of Olshan Properties (formerly Mall Properties, Inc.), a privately owned real estate firm that specializes in the development, acquisition and management of commercial real estate, from 2010 to 2012. From 2002 to 2010, Mr. Lukes served in various senior management positions at Kimco Realty Corporation, including serving as its Chief Operating Officer from 2008 to 2010. Mr. Lukes has also served as President, Chief Executive Officer and Director of Curbline Properties since 2024. Mr. Lukes also serves as President, Chief Executive Officer and Director of RVI, which previously owned and operated shopping centers located in the continental U.S. and is managed by SITE Centers. In 2022, RVI delisted from the New York Stock Exchange (“NYSE”), sold its last asset and filed a certificate of corporate dissolution. Furthermore, Mr. Lukes serves as a Director and member of the Strategy and Investment Committee of Citycon Oyj, an owner and operator of shopping centers located in the Nordic region, the shares of which are traded on the Nasdaq Helsinki stock exchange. Mr. Lukes holds a Bachelor of Environmental Design from Miami University, a Master of Architecture from the University of Pennsylvania and a Master of Science in Real Estate Development from Columbia University. Mr. Lukes also serves as a member of the Advisory Board of Governors of NAREIT.

Qualifications: Mr. Lukes’ qualifications to serve on the Board include his position as a member of the Company’s senior management, his experiences as chief executive and director of other shopping center owners and operators, his familiarity with the REIT industry and his extensive expertise and experience in retail real estate development and operations.

DIRECTOR SINCE: 2017 AGE: 56 INDEPENDENT: NO

DAWN M. SWEENEY

Chair of the Board, SITE Centers

Advisor and Principal, New England Consulting Group (marketing management consulting)

Background: Ms. Sweeney has served as an advisor and principal of the New England Consulting Group since 2020, focusing on the group’s restaurant practice. Additionally, she serves as an Executive in Residence at The Georgetown University’s McDonough School of Business. Ms. Sweeney served as the President and Chief Executive Officer of the National Restaurant Association, the chief business and national trade association for the restaurant and foodservice industry, from 2007 until her retirement at the end of 2019. Since December 2024, Ms. Sweeney has served as an Independent Director and chair of the Governance and Compensation Committee of FLUENT Corp. (formerly known as Cansortium Inc.), a company listed on the Canadian Securities Exchange. Ms. Sweeney previously served as an Independent Director, chair of the Compensation, Nominating and Governance Committee and member of the Audit Committee of RIV Capital from September 2022 until its merger with FLUENT Corp. in December 2024. Ms. Sweeney also serves as chair of the board of directors of MedStar’s National Medical Rehabilitation Hospital and as a board member of The Arc Foundation, an organization devoted to advancing the rights and opportunities of individuals with development and intellectual disabilities. Ms. Sweeney earned a Bachelor of Science in Government from Colby College and a Masters of Business Administration in Marketing from The George Washington University.

Qualifications: Ms. Sweeney’s qualifications to serve on the Board include her extensive managerial experience and her success in building revenues, improving organizational culture and sustaining organizational growth. Additionally, she is recognized as a leader in the restaurant and foodservice industry, a major tenant category at the Company’s properties.

DIRECTOR SINCE: 2018 AGE: 66 INDEPENDENT: YES COMMITTEES: • Audit • Compensation (Chair) • Nominating and Corporate Governance

8	SITE Centers Corp. ï 2026 Proxy Statement

Independent Directors

Our Board has affirmatively determined that all Directors who served during 2025 (except for Messrs. Lukes and Cattonar) were, and all Directors nominated by the Board for election in 2026 (except for Messrs. Lukes and Cattonar) are, independent within the meaning of the rules of the NYSE and, as applicable, the rules of the SEC, including with respect to the applicable Director’s service on the Compensation Committee and/or the Audit Committee. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent Directors and that only those Directors or Director nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each Director or Director nominee has with us (either directly or indirectly), and only those Directors or Director nominees whom our Board affirmatively determines have no material relationship with us will be considered independent.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee periodically reviews the composition of our Board as a whole and recommends, if necessary, actions to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent Directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and requesting the resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a Director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a Director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and Corporate Governance Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, and will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as Directors. To recommend a prospective candidate for the Nominating and Corporate Governance Committee’s consideration and potential recommendation to the Board for nomination for Director, a shareholder may submit the candidate’s name and qualifications to our Corporate Secretary at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new Directors, the Nominating and Corporate Governance Committee considers those guidelines described above. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current Directors. The Nominating and Corporate Governance Committee may, in its discretion, retain a search consultant to supplement the pool of potential Board candidates considered for nomination.

Our Amended and Restated Code of Regulations sets forth the requirements with respect to the nomination of candidates for Director by shareholders.

2024 Director Transition and Current Board Composition

In connection with the spin-off of Curbline Properties, on September 30, 2024, most of the Company’s then current independent Directors (including the former Chair of our Board, Terrence R. Ahern) resigned from the Board in order to join

SITE Centers Corp. ï 2026 Proxy Statement	9

the board of directors of Curbline Properties. In anticipation of this transition, Messrs. Ahern and Lukes and members of the Nominating and Corporate Governance Committee held extensive discussions during 2024 regarding the appropriate size and composition of the Board following the separation of Curbline Properties. Ms. Sweeney was identified at the outset of these conversations as a strong candidate to serve as the Chair of the Board following the spin-off of Curbline Properties based on her leadership skills and familiarity with the Company and its go-forward strategy. Messrs. Ahern and Lukes and Ms. Sweeney also agreed that a Board comprised of five Directors, including three independent Directors, could efficiently and effectively provide oversight of a company with a smaller portfolio and a focused strategy to realize value through operations and the sale of additional properties.

Messrs. Ahern and Lukes and Ms. Sweeney then worked to identify two additional independent Directors to join the Board upon completion of the separation of Curbline Properties in October 2024, placing an emphasis on candidates with backgrounds that would fulfill the needs of the Board and complement the Company’s strategy. Following the consideration and interview of several candidates, Messrs. Ahern and Lukes, Ms. Sweeney and members of the Nominating and Corporate Governance Committee recommended that the Board elect Mr. Boston and Ms. Foster Curry upon the completion of the spin-off. In particular, Mr. Boston was recommended because of his perspective as a REIT investor, his demonstrated ability to effectively chair an audit committee and his experience as a director of RVI, a prior spin-off of the Company that sold its final asset and filed a certificate of dissolution in 2022. Ms. Foster Curry was selected because of her ability to leverage her extensive experience in the brokerage, sale and financing of commercial real estate transactions to assist the Board’s oversight in connection with additional property sales recommended by management. Finally, Mr. Lukes recommended that the Board elect Mr. Cattonar, our CIO, as a Director based on the Company’s strategy to explore sales of additional properties and Mr. Cattonar’s familiarity with the Company’s properties, his significant experience in acquiring and disposing of retail real estate and his familiarity with investors who might be interested in acquiring properties similar to those owned by the Company. The Board continues to believe that its current members have the appropriate mix of experience and perspectives to oversee the execution of the Company’s strategy to realize value for shareholders through anticipated sales of its remaining properties and monetization of its remaining joint venture investment.

Proxy Access

Our Amended and Restated Code of Regulations provides proxy access pursuant to which a shareholder or group of up to 20 shareholders satisfying specified eligibility requirements may include Director nominees in our proxy materials for annual meetings. To be eligible to use proxy access, such shareholders must, among other requirements:

•	have owned common shares equal to at least 3% of the aggregate of our issued and outstanding common shares continuously for at least three years;

•	represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such shareholders do not presently have such intent; and

•

provide a notice requesting the inclusion of Director nominees in our proxy materials and provide other required information to us not more than 150, or less than 120, days prior to the anniversary of the date that we issued our proxy statement for the prior year’s annual meeting of shareholders (unless the date for the upcoming annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting in which case the notice must be received not later than the close of business on the later of the 150th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made).

The maximum number of Director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of Directors then in office but in no event shall such maximum number be less than two.

Majority Vote Standard

Consistent with best corporate governance practices, the Articles of Incorporation provide for a majority vote standard in uncontested elections (subject to the Director resignation policy set forth in our Corporate Governance Guidelines) and a plurality vote standard in contested elections of Directors. An election of Directors is contested when the number of nominees for election as a Director exceeds the number of Directors to be elected. Under a majority vote standard, each vote is specifically counted “For” or “Against” the Director nominee’s election and an affirmative majority of the total number of votes cast “For” or “Against” a Director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a Director nominee. With respect to the election of Directors, broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

10	SITE Centers Corp. ï 2026 Proxy Statement

3. Board Governance

Board Leadership
Ms. Sweeney serves as Chair of the Board. The position of Chair of the Board is a non-executive
officer position and is expected to be held by a
non-management,
independent Director. The Chair of the Board has the following responsibilities, among others as may be determined by our Board:

•	Help ensure that our Board fulfills its oversight and governance responsibilities;

•	Consult and advise on any operational matters as requested by our CEO;

•	Serve as liaison between the Company’s management and the non-management Directors;

•	Coordinate the Board’s review of, and input on, the Company’s strategic plan;

•	Assist the Nominating and Corporate Governance Committee on corporate governance matters, such as the nomination of Board members, committee membership and management succession planning; and

•	Provide leadership to our Board and set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management Directors.
We believe that an independent Chair of the Board, separate from our CEO, recognizes the time, effort and commitment that our CEO is required to devote to his positions and to fulfill his responsibilities at both the Company and Curbline Properties and the independent oversight required by our Chair of the Board. This structure also enables our Board as a whole to fulfill its responsibility to oversee the risks presented by the Company’s strategy.
Meetings of Our Board
During the fiscal year ended December 31, 2025, our Board held seven meetings and undertook 16 written actions. Each of our Directors attended at least 75% of the aggregate of (i) the number of meetings of the Board that were held during the period that such person served on the Board and (ii) the number of meetings of committees of the Board held during the period that such person served on such committee. As stated in our Corporate Governance Guidelines, all Directors are expected to attend the Annual Meeting. All of our then current Directors nominated for election virtually attended the Annual Meeting of Shareholders in May 2025. Our Board conducts and reviews its operations through a self-assessment process on an annual basis.
Meetings of
Non-Management
and Independent Directors
The
non-management
Directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the Chair of the Board. In addition, as required by our Corporate Governance Guidelines, the independent Directors meet at least once per year to the extent our Board includes one or more non-management
Directors who are not independent.

SITE Centers Corp. ï 2026 Proxy Statement	11

 PROXY STATEMENT SUMMARY

Committees of Our Board
During 2025, our Board had the committees described below. Our Board has approved the written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, which, along with our Corporate Governance Guidelines, are posted on our website at
www.sitecenters.com
, under “Governance” in the “Investor Relations” section. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board. The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

Audit Committee

Responsibilities:
The Audit Committee assists our Board in overseeing: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function and our independent registered public accounting firm; the assessment and management of enterprise risk; and management’s initiatives and practices with respect to information technology and cybersecurity. The Audit Committee also prepares the Audit Committee Report included in our annual proxy statement.

Independence:
All of the current members of the Audit Committee are, and each member that served during 2025 was, independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Audit Committee. Our Board has determined that each current member of the Audit Committee is, and each member that served on the Audit Committee in 2025 was, an “audit committee financial expert” within the meaning of Item 407 of
Regulation S-K
under the federal securities laws.

Meetings:
The Audit Committee held four meetings in 2025.
Members: • Mr. Boston (Chair) • Ms. Foster Curry • Ms. Sweeney

Compensation Committee

Responsibilities:
The Compensation Committee: reviews and approves compensation for the executive officers employed by the Company; reviews and recommends to our Board compensation for Directors; oversees the Company’s equity compensation and executive benefit plans; and reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. Historically, as needed, the Compensation Committee has engaged a compensation consultant to assist in the design of the executive compensation program and the review of its effectiveness. The CEO makes recommendations to the Compensation Committee regarding compensation for executive officers other than himself for approval by the Compensation Committee, and the Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive
officers, including, historically, certain equity grant authority subject to the requirements of applicable law and the terms of our equity plans.

Independence:
Our Board has determined that each current member of the Compensation Committee is, and each member that served on the Compensation Committee during 2025 was, independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Compensation Committee.

Meetings:
The Compensation Committee held 11 meetings and took written action on one occasion in 2025.
Members: • Ms. Sweeney (Chair) • Mr. Boston • Ms. Foster Curry

12	SITE Centers Corp. ï 2026 Proxy Statement

Nominating and Corporate Governance Committee

Responsibilities:
The Nominating and Corporate Governance Committee: identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as Directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends Directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; reviews and makes recommendations regarding any waivers under our Code of Business Conduct and Ethics with respect to officers and Directors; and leads our Board in its annual review of the performance of our Board.

Independence:
Our Board has determined that each current member of the Nominating and Corporate Governance Committee is, and each member that served on the Nominating and Corporate Governance Committee in 2025 was, independent as defined in the NYSE listing standards.

Meetings:
The Nominating and Corporate Governance Committee held four meetings in 2025.

Members: • Ms. Foster Curry (Chair) • Mr. Boston • Ms. Sweeney
Risk Oversight
Management is responsible for
the day-to-day management
of risks, while the Board, as a whole and through our Audit Committee, is responsible for overseeing the risk assessment and risk management functions of the Company. Historically, the Board has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our Audit Committee through its charter. The Board has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions, systems of internal control over financial reporting, security of information technology systems and data, and legal, ethical and regulatory compliance. Our Audit Committee periodically reports to the Board with respect to its oversight of these areas. As the size of our Board has decreased, enterprise risks are increasingly identified and directly discussed with the full Board as well.
Compensation of Directors
Director Compensation Program
In 2025, our
non-management
Directors were compensated in the form of an annual cash retainer. They also continued to vest in the upfront restricted share unit (“RSU”) retainers granted to them in October 2024, which generally vest over a three-year period, as shown below, subject to the cash payment of dividend equivalents on a current basis. In effect, our Director compensation program is designed to provide independent Directors with target value equal to approximately $160,000 per year (based on the sum of the cash retainer and the annualized grant date value of the upfront RSU retainer) before payment of fees for serving as Chair of the Board or chair or member of the Board’s committees.

COMPONENT	AMOUNT	PAYABLE

Upfront RSU Retainer	Originally valued at $300,000 when awarded in October 2024	RSU award generally vests ratably on the first, second and third anniversaries of the grant date

Annual Cash Retainer	$60,000	Paid quarterly

SITE Centers Corp. ï 2026 Proxy Statement	13

Non-management
Directors are also paid fees for service on certain committees as set forth below and for service as the Chair of the Board. The Director who serves as the Chair of the Board receives an annual fee of $50,000 in addition to the fees paid to all non-management
Directors. Fees are paid to committee members, the respective committee chairs and the Chair of the Board in quarterly installments in the form of cash. Each Director is also reimbursed for expenses incurred in attending in-person
meetings.

	ADDITIONAL ANNUAL FEE

COMMITTEE	CHAIR ($)	OTHER MEMBER ($)

Audit Committee	25,000	12,500

Compensation Committee	15,000	7,500

Nominating and Corporate Governance Committee	15,000	7,500
Each
non-management
Director is also paid a fee of $2,000 (or $3,000 for the applicable Chair) for each meeting of the Board that he or she attends commencing with the ninth meeting per year and for each committee meeting he or she attends commencing with the seventh meeting of the Audit Committee, the fifth meeting of the Nominating and Corporate Governance Committee and the fifth meeting of the Compensation Committee, per year.
2025 Director Compensation
In accordance with the compensation programs described above, our non-management
Directors received the following compensation during 2025:

DIRECTOR NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	TOTAL ($)

Gary N. Boston	114,000	—	114,000

Cynthia Foster Curry	109,000	—	109,000

Dawn M. Sweeney	166,000	—	166,000

(1)
As of December 31, 2025, each of our
non-management
Directors owned 11,628 unvested RSUs which were granted in October 2024 and will vest in equal installments in October 2026 and October 2027. The value of these RSUs was previously reported in our 2025 Proxy
Statement
.

Insider Trading Policy
The Company has adopted a Policy on Insider Trading (the “Insider Trading Policy”) governing the purchase, sale or other disposition of the Company’s securities by Directors, officers, employees and certain of their related persons in order to promote compliance with insider trading laws, rules and regulations. In general, the Insider Trading Policy prohibits trading in Company securities, or in the securities of any other publicly-held company, by the Company’s Directors, officers, employees and certain of their related persons at any time when they are in possession of material nonpublic information regarding the issuer of such securities. To help prevent violations of insider trading rules, the Insider Trading Policy requires all Directors and officers at or above the level of senior vice president or an equivalent position to pre-clear
all transactions in Company securities (and the adoption, amendment or termination of any
10b5-1
trading plan) with the Company’s General Counsel or Corporate Compliance Officer. The Insider Trading Policy also imposes quarterly trading blackout periods which commence at the end of each fiscal quarter or year and expire at the close of business on the first business day following the release of financial results for such period.

14	SITE Centers Corp. ï 2026 Proxy Statement

Security Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 20, 2026, except as otherwise disclosed in the notes below, by (1) our Directors, (2) our named executive officers, and (3) our current executive officers and Directors, as a group. The following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

DIRECTORS AND MANAGEMENT	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON SHARES		PERCENTAGE OWNERSHIP (%)(3)

Gary N. Boston	6,068	(1)	*

John M. Cattonar	0		*

Cynthia Foster Curry	5,814	(1)	*

David R. Lukes	0		*

Dawn M. Sweeney	56,337	(1)	*

Aaron M. Kitlowski	18,136	(2)	*

Gerald R. Morgan	0		*

All Current Executive Officers and Directors as a Group (7 persons)	86,355		*

*	Less than 1%

(1)

Does not include 11,628 RSUs credited to each of the accounts of our independent Directors which will vest in future periods pursuant to their terms. Each RSU is the economic equivalent of, and settled with, one common share, but does not confer current dispositive or voting control of any common shares prior to its vesting.

(2)

Does not include 96,246 RSUs credited to the account of Mr. Kitlowski which will vest in future periods pursuant to their terms. Each RSU is the economic equivalent of, and settled with, one common share, but does not confer current dispositive or voting control of any common shares prior to its vesting.

(3)	Percentages are calculated based on 52,462,340 of our common shares outstanding as of February 20, 2026.

SITE Centers Corp. ï 2026 Proxy Statement	15

4. Proposal Two: Approval of an Amendment to the Company’s Amended and Restated Code of Regulations to Increase Director Terms to Three Years

Proposal Summary and Board Recommendation

Upon completion of the spin-off of Curbline Properties on October 1, 2024, the Company owned and managed 22 wholly-owned shopping centers, 11 shopping centers in joint ventures and one corporate office building complex (its corporate headquarters in Beachwood, Ohio). Since that time, we have pursued a strategy of realizing value in our shopping center portfolio through operations and sales of our remaining assets. In recognition of the volume of the Company’s asset sales and the reduced scale of its operations, in December 2025, the Company announced its intention to market its remaining properties for sale and monetize its remaining joint venture investments. As of March 10, 2026, we owned six wholly-owned shopping centers, a 20% interest in a joint venture that owned ten shopping centers, and our corporate headquarters in Beachwood, Ohio. The Company is in the process of marketing the majority of its remaining wholly-owned properties for sale and is pursuing the resolution of its remaining joint venture investment.

Following the anticipated sale of our remaining properties and monetization of the value of our remaining joint venture investment, we expect to file a certificate of dissolution with the Secretary of State of the State of Ohio. Pursuant to Ohio law, a corporation that files a certificate of dissolution continues to exist for a period of five years for the purpose, among others, of paying, satisfying and discharging any unknown or contingent claims or any debts or other obligations. During this time, we expect to resolve remaining receivables and obligations, conduct certain corporate and administrative functions and make any final distributions to our shareholders. We do not expect to have material business operations during this period. Furthermore, we expect to delist our shares from trading on the NYSE at some point in the future as our stock price approaches per share and market capitalization levels that would trigger their automatic delisting. Once we delist our shares from the NYSE, we will no longer be subject to its requirement to maintain a Board consisting of a majority of independent Directors, and we expect to eventually transition to a Board comprised of management Directors.

One of the specific requirements of Ohio law is that we continue to hold annual meetings of shareholders during this wind-down period. Presently, Article II, Section 3 of our Amended and Restated Code of Regulations provides that Director terms expire, and that new or continuing Directors be elected, at each annual meeting of shareholders. In order to avoid failed elections or other negative outcomes, we solicit proxies to vote shares with respect to Director elections at each annual meeting of shareholders. This process, however, involves the expenditure of significant resources, including fees paid to third-party advisors and other service providers. Because of the annual meeting requirement of Ohio law, compliance with our Amended and Restated Code of Regulations results in us incurring these expenses annually.

Given the likely limited and routine nature of our operations following the anticipated sale of our remaining assets and during the subsequent wind-up period, as well as the expected future nature of our Board, we do not believe it is in the interests of our shareholders to continue to elect Directors annually in light of the related proxy solicitation expense. For this reason, we are asking shareholders to adopt an amendment to our Amended and Restated Code of Regulations to increase Director terms from one to three years, which is the maximum permissible term under Ohio law.

The full text of the proposed amendment to the Amended and Restated Code of Regulations, marked to show the proposed change in Article II, Section 3, is set forth in Appendix A to this Proxy Statement. The general description of the proposed amendment to the Amended and Restated Code of Regulations set forth herein is qualified in its entirety by reference to the text of Appendix A. If this Proposal Two is approved, the proposed amendment will take effect immediately and Directors elected at the Annual Meeting will be elected for three-year terms.

BOARD RECOMMENDATION:

“FOR” THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CODE OF REGULATIONS TO INCREASE DIRECTOR TERMS TO THREE YEARS

16	SITE Centers Corp. ï 2026 Proxy Statement

5. Proposal Three: Approval of an Amendment to the Company’s Amended and Restated Code of Regulations to Replace the Existing Majority Voting Power Quorum Requirement

Proposal Summary and Board Recommendation

As discussed in Proposal Two, we are pursuing a strategy to market the Company’s remaining properties for sale and monetize its remaining joint venture investment. As of March 10, 2026, we owned six wholly-owned shopping centers, a 20% interest in a joint venture that owned ten shopping centers, and our corporate headquarters in Beachwood, Ohio. Following the anticipated sale of our remaining properties and monetization of the value of our remaining joint venture investment, we expect to file a certificate of dissolution with the Secretary of State of the State of Ohio and do not expect to have material operations during the subsequent five-year wind-up period.

Ohio law requires that a “quorum” of shareholders be present in person, by proxy or by the use of communications equipment in order for business conducted at a shareholder meeting to be valid. Presently, Article I, Section 5 of our Amended and Restated Code of Regulations provides that, subject to limited exception, the holders of shares entitling them to exercise a majority of voting power entitled to vote at any meeting, present in person or by proxy, constitute a quorum.

While seeking to dispose of our remaining properties, monetize our remaining joint venture investment and wind up our operations, we expect our market capitalization to become increasingly limited as we aim to distribute available funds to our shareholders. Additionally, our shares may become less attractive to institutional holders as the trading price of our shares decreases or if they are delisted from trading on the NYSE. As our market capitalization decreases, we expect that it will become increasingly difficult to secure the representation of voting shares, either in person or by proxy, currently required by our Amended and Restated Code of Regulations to conduct business at shareholder meetings. Nonetheless, this does not relieve the Company of its obligation under Ohio law to convene shareholder meetings annually, although we expect that any business conducted at these meetings will be highly ministerial in nature, especially in the event that Proposal Two is approved and the terms of our Directors are increased from one year to three years.

In light of these circumstances, we do not believe the expenditure of the resources that would be necessary to secure the level of shareholder representation currently required by the quorum provision of our Amended and Restated Code of Regulations is likely to serve our shareholders’ best interests in the future. For this reason, we are asking shareholders to adopt an amendment to our Amended and Restated Code of Regulations to decrease our quorum requirement for shareholder meetings to the default standard under Ohio law: the holders of shares present in person, by proxy or by use of communications equipment.

The full text of the proposed amendment to the Amended and Restated Code of Regulations, marked to show the proposed change in Article I, Section 5, is set forth in Appendix B to this Proxy Statement. The general description of the proposed amendment to the Amended and Restated Code of Regulations set forth herein is qualified in its entirety by reference to the text of Appendix B.

BOARD RECOMMENDATION:

“FOR” THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CODE OF REGULATIONS TO REPLACE THE MAJORITY VOTING POWER QUORUM REQUIREMENT

SITE Centers Corp. ï 2026 Proxy Statement	17

6. Proposal Four: Approval, on an Advisory

Basis, of the Compensation of the

Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” compensation tables and related narratives and descriptions of our Proxy Statement for the 2026 Annual Meeting of Shareholders, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board believes that our executive compensation program is designed appropriately and working effectively to help ensure that we compensate our employed named executive officers for the achievement of goals which will enhance shareholder value. Before you vote, please review the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation Tables and Related Disclosure” below. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

This non-binding advisory vote is currently scheduled to be conducted every year and therefore is currently expected to take place at our 2027 Annual Meeting of Shareholders (the “2027 Annual Meeting”). However, in accordance with SEC rules and regulations, a Say-on-Pay vote is not required to be conducted at shareholder meetings where Directors are not elected. Therefore, as a practical matter, if Proposal Two is approved, the next Say-on-Pay vote is expected to be held at our 2029 Annual Meeting of Shareholders.

BOARD RECOMMENDATION:

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We believe that you should vote “FOR” the approval, on a non-binding, advisory basis, of our named executive officer compensation, which is described more fully under the section captioned “Compensation Discussion and Analysis.”

In connection with the completion of the spin-off of Curbline Properties on October 1, 2024, the employment of Messrs. Lukes and Cattonar was transferred to Curbline Properties which, in turn, has made these executives available to serve as our CEO and CIO pursuant to the terms of the Shared Services Agreement. Under this arrangement, the Company is not obligated to provide any direct or indirect compensation for their service as our CEO or CIO and, to the Company’s knowledge, Curbline Properties did not provide Messrs. Lukes and Cattonar with any compensation specifically for their service to us as our CEO and CIO, respectively, during 2025.

The Company continues to be responsible for the compensation of the named executive officers who are employed by the Company (namely Mr. Morgan, our CFO, and Mr. Kitlowski, our General Counsel), and the Compensation Committee

18	SITE Centers Corp. ï 2026 Proxy Statement

continues to oversee the design and administration of, and changes to, the Company’s compensation programs with respect to these executives. Historically, we have established goals and objectives applicable to annual incentives and long-term equity incentives awarded to our employed executives so that the level of realized compensation appropriately corresponds to the executives’ contributions to the Company’s achievements. In February 2025, recognizing the Company’s plan to explore the sale of a significant number of additional properties during the course of 2025 and the inability to forecast the timing and quantitative impact of these dispositions, our Compensation Committee determined that annual incentive award payouts for 2025 for our employed named executive officers would be based entirely on the Compensation Committee’s year-end qualitative assessment of their performance. We believe you should vote “FOR” the 2025 compensation of our named executive officers because it was aligned with our actual 2025 performance and appropriately reflects the Company’s achievements resulting from their leadership.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the Proxy Statement for the 2026 Annual Meeting of Shareholders for filing with the SEC.

Compensation Committee Dawn M. Sweeney, Chair Gary N. Boston Cynthia Foster Curry

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2025 were Gary N. Boston, Cynthia Foster Curry and Dawn M. Sweeney. None of our executive officers serves or has served on the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity for which any of the members of our Compensation Committee at the same time serves or served as an executive officer. Also, none of our executive officers serves or served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity, one of whose executive officers at the same time serves or served as a member of our Board.

SITE Centers Corp. ï 2026 Proxy Statement	19

7. Compensation Discussion and Analysis

Overview

In this section of the Proxy Statement, we explain our compensation arrangements with our executive officers who constitute our named executive officers for 2025 and provide a review of decisions made with respect to the Company’s 2025 named executive officer compensation program. Our goal in this section is to present our compensation practices and our decisions made concerning the compensation payable by us to our named executive officers identified in the “2025 Summary Compensation Table” below. We refer to the executive officers included in that table, namely Mr. Lukes (our President and CEO), Mr. Morgan (our Executive Vice President (“EVP”) and CFO), Mr. Cattonar (our EVP and CIO) and Mr. Kitlowski (our EVP and General Counsel) as our “named executive officers.”

The Compensation Committee of our Board, referred to in this section as the “Committee,” generally designs and administers our executive compensation program. Except as otherwise described below, all principal elements of compensation paid to our named executive officers are subject to approval by the Committee.

Executive Summary

Compensatory Arrangements with Our Named Executive Officers

On October 1, 2024, the Company completed the spin-off of Curbline Properties. In connection with the spin-off, the Company entered into the Shared Services Agreement with Curbline Properties and the employment of Mr. Lukes, our CEO, and Mr. Cattonar, our CIO, was transferred to Curbline Properties. Pursuant to the terms of the Shared Services Agreement, Curbline Properties and its affiliates are responsible for (1) providing the Company with leadership and management services, including a CEO and a CIO, and (2) making all compensation determinations for and payments to any CEO and CIO provided to the Company by Curbline Properties. Under this arrangement, since the spin-off of Curbline Properties, Messrs. Lukes and Cattonar have continued to serve as our CEO and CIO, respectively; however, they are not employed by the Company, and the Company is not obligated to provide any direct or indirect compensation for their service as our CEO or CIO. Further, to the Company’s knowledge, Curbline Properties did not provide Messrs. Lukes and Cattonar with any compensation specifically for their service to us as our CEO and CIO, respectively, during 2025.

The Company continues to be responsible for the compensation of our named executive officers who are employed by the Company (namely Messrs. Morgan and Kitlowski), and the Committee continues to oversee the design and administration of, and changes to, the Company’s compensation programs with respect to these executives.

2025 Performance Highlights

In 2025, the Company sold 14 wholly-owned properties for an aggregate gross sales price of approximately $752.5 million, repaid approximately $306.8 million of consolidated mortgage debt and returned approximately $355.7 million to shareholders ($6.75 per share) through special dividends. In recognition of the volume of the Company’s asset sales and the reduced scale of its operations, in December 2025, the Company announced its intention to market its remaining properties for sale and monetize the value of its remaining joint venture investments.

2025 Annual Incentive Compensation Program Overview

Historically, the Committee has established both quantitative and qualitative performance metrics governing our annual incentive compensation program in the first quarter of each year. However, in recognition of the Company’s plan to explore the sale of a significant number of properties during the course of 2025, and the inability to forecast the timing and quantitative impact of these transactions, the Committee determined in February 2025 that payouts to employed executives (namely Messrs. Morgan and Kitlowski) under the 2025 annual incentive compensation program would be based entirely on the Committee’s year-end qualitative assessment of their performance (subject to the terms set forth in each executive’s employment agreement). Based on the Company’s achievements during 2025 highlighted above, the Committee awarded Messrs. Morgan and Kitlowski incentive compensation payouts of $300,000 and $675,000, respectively, which represented the maximum amount of the annual incentive award opportunities provided for under their employment agreements.

20	SITE Centers Corp. ï 2026 Proxy Statement

Compensation Program Design

Compensation Philosophy and Objectives

Our primary compensation objectives with respect to executives employed by the Company are to:

•	retain and motivate executives who are capable of advancing our strategy and maximizing returns to our shareholders;

•	reward executives on an annual basis in a manner aligned with our performance and organizational objectives; and

•	help ensure that the cost of the compensation program is reasonable to shareholders.

Given the magnitude of the Company’s dispositions in recent years, the significant amount of capital returned to shareholders in the form of special dividends and the Company’s stated objective to market its remaining properties for sale, the Company does not currently make use of long-term service-based and performance-based equity incentives.

Structure and Principal Elements of Our Executive Compensation Program

CEO and CIO. We do not employ our current CEO or CIO and the Company is not obligated to provide any direct or indirect compensation for their service as our current CEO or CIO. Further, to the Company’s knowledge, Curbline Properties did not provide Messrs. Lukes and Cattonar with any compensation specifically for their service as our CEO and CIO, respectively, during 2025.

CFO Employment Agreement. In August 2024, the Company entered into an employment agreement with Mr. Morgan to serve as our EVP and CFO. The terms of the employment agreement reflect an arm’s length negotiation between Mr. Morgan and the Company. Mr. Morgan’s employment agreement generally includes the following key terms: (i) an annual base salary of not less than $500,000; (ii) an annual cash incentive opportunity of up to $300,000; (iii) a severance payment of $600,000 in the event Mr. Morgan’s employment is terminated by the Company without cause, by Mr. Morgan for good reason, or as a result of Mr. Morgan’s death or disability (in addition to certain other benefits).

General Counsel Employment Agreement. In April 2024, the Company entered into a new employment agreement with Mr. Kitlowski, who has served as the Company’s EVP and General Counsel since 2017. Mr. Kitlowski’s employment agreement generally includes the following key terms: (i) an annual base salary of $450,000; (ii) an annual cash incentive opportunity ranging from 50% – 150% of his base salary; and (iii) a severance payment of $1,500,000 in the event his employment is terminated by the Company without cause or by Mr. Kitlowski for good reason. The agreement also provides various other benefits and the accelerated vesting of equity awards in the event that Mr. Kitlowski’s employment is terminated by the Company without cause, by Mr. Kitlowski for good reason, or as a result of Mr. Kitlowski’s death or disability (in addition to certain other benefits).

2025 Amendments to CFO and General Counsel Agreements. In order to further incentivize and promote their retention during the execution of the Company’s strategy to market its remaining properties for sale, in December 2025, the Company entered into amendments to its employment agreements with Messrs. Morgan and Kitlowski to change the cash severance payment for each executive in the event of a qualifying termination of their employment following a change in control of the Company (as described and defined in their employment agreements to include, but not be limited to, a sale of substantially all of the assets of the Company, or the liquidation or dissolution of the Company) to a multiple of 2.5 times the sum of (i) such executive’s applicable annual base salary rate plus (ii) such executive’s three-year average annual cash incentive or bonus payout, subject to certain exceptions and details, all as further described in the amendments.

More information concerning the terms of our employment agreements with Messrs. Morgan and Kitlowski is provided in the section below entitled “Executive Compensation Tables and Related Disclosure – Employment Agreements.”

Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to the named executive officers that are employed by the Company. Pursuant to the Committee’s charter, the Committee has the authority to review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation and supplemental retirement programs. Consistent with this authority, and

SITE Centers Corp. ï 2026 Proxy Statement	21

subject to the terms of the applicable employment agreements with the named executive officers, the Committee generally designs the annual performance-based incentive program, conducts an annual review of executive performance, periodically reviews market pay practices to remain informed about general compensation trends in the market and specifically approves compensation arrangements for our employed named executive officers.

Among other matters, in 2025, the Committee:

•	Evaluated the 2024 performance of executive officers employed by the Company;

•	Considered the structure applicable to our 2025 annual bonus program;

•

Evaluated the sufficiency of retention and performance incentives in place for both executives provided to the Company by Curbline Properties under the Shared Services Agreement (namely our CEO and CIO) and executives employed by the Company (namely our CFO and General Counsel);

•

Analyzed and designed employment agreement amendments for Messrs. Morgan and Kitlowski (see “Compensation Discussion and Analysis – Compensation Program Design – Structure and Principal Elements of Our Executive Compensation Program – 2025 Amendments to CFO and General Counsel Agreements” above); and

•

Analyzed whether any aspects of the Company’s compensation policies and practices create or encourage the taking of risks that could reasonably be expected to cause a material adverse impact on the Company.

Our CEO provides significant input in setting the compensation for our named executive officers employed by the Company by providing the Committee with an evaluation of their performance and making recommendations for any adjustments to their base and target annual incentive compensation. The Committee can accept, reject or modify the CEO’s recommendations as it sees fit, subject to the terms of any applicable employment agreement.

Role of the Compensation Consultant in Executive Compensation

During 2025, the Committee engaged Mercer (US) LLC (“Mercer”) as an independent compensation consultant for the specific purpose of evaluating the design and sufficiency of performance and retention incentives for our executive officers. Mercer was selected as the advisor to the Committee based on its knowledge of the REIT sector and extensive experience in designing executive compensation programs across multiple industry sectors. The Committee assessed the independence of Mercer, as required under NYSE listing rules. The Committee also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Mercer. Based on this review, the Committee is not aware of any conflict of interest that has been raised by the work performed by Mercer. Mercer’s advice had no substantive impact on compensation paid to the Company’s named executive officers in 2025. More information concerning the Committee’s review of executive incentives during 2025 is provided in the section below entitled “Compensation Discussion and Analysis – 2025 Review of Executive Incentives.”

Consideration of 2025 Say-on-Pay Voting Results

After having historically received support levels well in excess of 90% for our annual advisory Say-on-Pay proposals to approve the compensation of our named executive officers, we received approximately 77% approval for our annual advisory Say-on-Pay vote at our 2025 Annual Meeting based on the total votes cast. The Committee believes that the outcome of our 2025 advisory Say-on-Pay proposal was largely the result of an adverse recommendation from a prominent proxy advisory firm on the basis that, in connection with the spin-off of Curbline Properties, the Company converted performance-based RSUs (“PRSUs”) into time-based RSU awards of Curbline Properties (in the case of Messrs. Lukes and Cattonar and our former CFO, Mr. Fennerty) or the Company (in the case of Mr. Kitlowski) at 150% of target (as compared to the actual level of performance under the PRSUs that fell below the 150% level as of the date of the spin-off of Curbline Properties). As stated in the Company’s 2025 proxy statement, the Committee believed that it was appropriate to conclude the performance period applicable to outstanding PRSUs on the spin-off date in order to avoid the administrative and accounting complexities that would have been caused by determining post-spin performance under the PRSUs by reference to the common stock prices of both the Company and Curbline Properties. The Committee also believed that it was appropriate to measure performance with respect to the pre-spin PRSUs at the greater of actual performance and 150% of the target number of PRSUs because the settlement of the PRSUs based on an abbreviated performance period deprived applicable executives of the opportunity to regain and achieve a higher level of performance and payout by the end of the PRSUs’ original three-year performance periods.

22	SITE Centers Corp. ï 2026 Proxy Statement

The Committee chose not to make any substantial changes to the Company’s compensation programs for 2025 specifically in response to the 2025 Say-on-Pay voting results because the equitable adjustments to PRSUs made in connection with the spin-off of Curbline Properties represented a one-time decision in response to a unique corporate transaction and no PRSUs remain outstanding.

2025 Compensation Program

Base Salary Levels

We pay salaries to the named executive officers who are employed by the Company in order to provide them with a base level of income for services rendered. These annual base salaries are originally established at the time of the named executive officer’s first employment with us based, in part, on an analysis of the salaries paid to executives in comparable positions within our industry. Base salaries may be increased by the Committee from time to time, including at the time we extend employment agreements with our named executive officers, based on market conditions and prior performance.

Mr. Morgan’s base salary level was established in August 2024 in connection with the execution of his current employment agreement. Mr. Kitlowski’s base salary level was established in April 2024 in connection with the execution of his current employment agreement. No changes were made to these executives’ base salaries during 2025.

The annual base salaries of Messrs. Lukes and Cattonar are determined and paid by Curbline Properties without input from the Committee or the Company. Further, to the Company’s knowledge, Curbline Properties did not provide Messrs. Lukes and Cattonar with any compensation specifically for their service as our CEO and CIO, respectively, during 2025.

Annual Incentive Compensation Design

The employment agreements with our employed named executive officers, namely Messrs. Morgan and Kitlowski, applicable in 2025 specified maximum (and in the case of Mr. Kitlowski, threshold and target) annual incentive amounts. These named executive officers were not guaranteed an annual incentive payment and each employed named executive officer’s annual incentive payment could have been as low as zero or as high as the maximum amount set forth in his agreement based on his performance. The structure of annual incentives for 2025 with respect to Messrs. Lukes and Cattonar were determined and paid by Curbline Properties without input from the Committee or the Company. Further, to the Company’s knowledge, Curbline Properties did not provide Messrs. Lukes and Cattonar with any compensation specifically for their service as our CEO and CIO, respectively, during 2025.

Expressed in dollar values, the minimum and maximum (and in the case of Mr. Kitlowski, threshold and target) annual incentive award payable to each of our employed named executive officers for 2025 pursuant to the terms of his employment agreement, and the maximum amount expressed as a percentage of the executive’s base salary, were as follows:

NAMED EXECUTIVE OFFICER	DOLLAR VALUE OF				MAXIMUM PAYOUT AS A PERCENTAGE OF BASE SALARY
	MINIMUM PAYOUT	THRESHOLD PAYOUT	TARGET PAYOUT	MAXIMUM PAYOUT

Gerald R. Morgan	$0	N/A	N/A	$300,000	60%

Aaron M. Kitlowski	$0	$225,000	$450,000	$675,000	150%

Historically, the Committee has established both quantitative and qualitative performance metrics governing our annual incentive compensation program in the first quarter of each year. However, in recognition of the Company’s plan to explore the sale of a significant number of properties during the course of 2025, and the inability to forecast the timing and quantitative impact of these transactions, the Committee determined in February 2025 that payouts under the 2025 annual incentive compensation program would be based entirely on the Committee’s year-end qualitative assessment of executive performance (subject to the terms set forth in each executive’s employment agreement).

Annual Incentive Compensation Decisions

In evaluating performance of our employed named executive officers for 2025, the Committee considered their contributions to the overall execution of the Company’s strategy during 2025. In particular, the Committee considered the following key accomplishments:

•	sold 14 wholly-owned properties for an aggregate gross sales price of approximately $752.5 million;

SITE Centers Corp. ï 2026 Proxy Statement	23

•	repaid approximately $306.8 million of consolidated mortgage debt and had no consolidated indebtedness at December 31, 2025;

•	returned approximately $355.7 million to shareholders ($6.75 per share) through special dividends; and

•

in recognition of the volume of the Company’s asset sales and the reduced scale of its operations, in December 2025, the Company announced its intention to market its remaining properties for sale and monetize the value of its remaining joint venture investments.

Based on its subjective evaluation of performance, the Committee determined that each executive was entitled to receive a payout equal to the maximum incentive award opportunity provided under their respective employment agreements, thereby entitling Messrs. Morgan and Kitlowski to 2025 incentive payments of $300,000 and $675,000, respectively. Incentive payments to Messrs. Morgan and Kitlowski were paid in cash in February 2026.

The amount of annual incentives for 2025 with respect to Messrs. Lukes and Cattonar were determined and paid by Curbline Properties without input from the Committee or the Company. To the Company’s knowledge, Curbline Properties did not provide Messrs. Lukes and Cattonar with any incentive compensation for 2025 specifically for their service to us as our CEO and CIO.

Other Benefits and Information

Employment Agreements. As discussed above, we currently maintain employment agreements with Messrs. Morgan and Kitlowski that have a substantial impact on their compensation. Information concerning the terms of these employment agreements is provided in the section of this Proxy Statement entitled “Executive Compensation Tables and Related Disclosure – Employment Agreements.”

Perquisites and Fringe Benefits. The employed named executive officers received certain additional benefits during 2025. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent. During 2025, each of our employed named executive officers was eligible for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits generally on terms available to our other employees.

Retirement Benefits. Our employees are eligible to participate in a customary tax qualified safe harbor 401(k) plan which is sponsored by Curbline Properties. Pursuant to the plan, we currently make annual contributions to each employee’s account equal to 3% of eligible compensation.

Elective Deferred Compensation Plan. During 2025, our employed named executive officers were entitled to participate in our Elective Deferred Compensation Plan. Pursuant to the Elective Deferred Compensation Plan, certain of our officers were eligible defer up to 100% of their 2025 base salaries and annual cash performance-based incentives, less applicable taxes and authorized benefits deductions. The Elective Deferred Compensation Plan is a nonqualified plan and is an unsecured, general obligation of the Company, and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. The Company provides a 50% matching contribution each year to any participant who defers compensation into the Elective Deferred Compensation Plan in an amount not to exceed (1) 3% of the sum of the participant’s base salary and annual cash performance-based incentive eligible for deferral under the 401(k) plan and the Elective Deferred Compensation Plan in a given year minus (2) the actual employer contribution provided to the participant under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the plan that are selected by the participant (which are similar to the investment options available under the 401(k) plan). Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. With the exception of Mr. Kitlowski, none of our named executive officers elected to defer any portion of their 2025 cash compensation pursuant to the Elective Deferred Compensation Plan. For more information, please refer to “Executive Compensation Tables and Related Disclosure – 2025 Nonqualified Deferred Compensation Table” below.

On February 27, 2026, the Elective Deferred Compensation Plan was terminated and, pursuant to its terms, the remaining account balances will be distributed to participants between March 1, 2027 and June 30, 2027 (to the extent not already distributed in accordance with the participants’ original deferral elections).

Hedging and Pledging Policy

Our Board has adopted a policy prohibiting our Directors and employees who are officers at or above the level of vice president (or an equivalent position) from (1) pledging Company stock as collateral for a loan or (2) using Company stock in hedging transactions, such as “cashless” collars, forward sales, equity swaps and similar arrangements because the Board

24	SITE Centers Corp. ï 2026 Proxy Statement

determined that such a policy is in the best interests of the Company and our shareholders. Currently, all Directors, executive officers and, to our knowledge, other covered employees are in compliance with the applicable requirements of the Company’s policy.

Executive Compensation Clawback Policy

The Company maintains a Clawback Policy (the “Clawback Policy”) which provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, the Company may utilize a broad range of recoupment methods under the Clawback Policy for mandatory accounting restatement clawbacks. The Clawback Policy does not condition such clawback on the fault of the executive officer, but the Company is not required to clawback amounts in limited circumstances where the Committee has made a determination that recovery would be impracticable and (1) the Company has already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code of 1986 and applicable regulations. Operation of the mandatory accounting restatement provisions of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

During the effectiveness of the Clawback Policy, the Company has not been required to prepare a restatement of its financial results that required recovery of erroneously-awarded compensation to covered officers pursuant to the Clawback Policy. There are no balances currently outstanding from prior applications of the Clawback Policy.

Compensation-Related Risk Analysis

The Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee periodically considers and analyzes the extent, if any, to which our compensation policies and practices might create risks for the Company. This review generally focuses on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives, to the extent that such incentives remain a material part of our compensation program.

In early 2026, the Committee determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Committee considered that a significant portion of the overall compensation paid to the executive officers employed by the Company is fixed and that outstanding service-based RSUs vest over several years. In addition, annual incentive compensation awarded to our employed executive officers is subject to a cap and, in recent years, has been determined in significant part based on the Committee’s qualitative assessment of their performance, thereby reducing the likelihood that our employed executives are overly focused on any single objective or metric that might encourage risky behavior.

2025 Review of Executive Incentives

During 2025, the Committee engaged Mercer to assist in its evaluation of the design and sufficiency of existing performance and retention incentives for both our employed executives and executives provided to the Company by Curbline Properties under the Shared Services Agreement. Although the Committee ultimately chose not to grant new incentive awards to Messrs. Lukes and Cattonar as a result of this evaluation, the Committee retains discretion to make cash awards to these executives in the future, including potentially based on their contributions to the execution of the Company’s strategy to monetize the value of its remaining assets or consummate other transactions intended to maximize shareholder value.

SITE Centers Corp. ï 2026 Proxy Statement	25

8. Executive Compensation Tables and

Related Disclosure

2025 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(1)(2)	STOCK AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)(3)	TOTAL ($)
David R. Lukes	2025	—	—	—	—	—	—
Chief Executive Officer	2024	675,000	1,687,500	5,527,064	—	44,737	7,934,301
and President	2023	900,000	—	3,550,043	2,250,000	40,607	6,740,650
Gerald R. Morgan	2025	500,000	300,000	—	—	12,000	812,000
Executive Vice President, Chief	2024	125,000	87,500	—	—	—	212,500
Financial Officer and Treasurer	2023	—	—	—	—	—	—
John M. Cattonar	2025	—	—	—	—	—	—
Executive Vice President and	2024	375,000	562,500	1,232,791	—	12,016	2,182,307
Chief Investment Officer	2023	475,000	—	1,458,668	750,000	12,399	2,696,067
Aaron M. Kitlowski	2025	450,000	675,000	—	—	35,250	1,160,250
Executive Vice President, General	2024	445,962	900,000	1,432,897	—	36,158	2,815,017
Counsel and Secretary	2023	—	—	—	—	—	—

(1)

The amounts reported in columns (c) and (d) for 2025 include amounts deferred into our 401(k) plan (a qualified plan) and our elective deferred compensation plan (a nonqualified plan) by Messrs. Morgan and Kitlowski for the year ended December 31, 2025 as follows: Mr. Morgan, $20,750; and Mr. Kitlowski, $76,000. Under our elective deferred compensation plan, deferred amounts were to be payable to the named executive officer at a date specified by the named executive officer at the time of his deferral election in accordance with the provisions of the plan. As further described below, the elective deferred compensation plan was terminated on February 27, 2026.

(2)

The amounts reported in column (d) for Messrs. Morgan and Kitlowski reflect the amounts paid to them as their respective annual cash bonuses for 2025 pursuant to their respective employment agreements (determined on the basis of a qualitative, subjective evaluation of performance for 2025). For information about these bonuses, see “Compensation Discussion and Analysis — 2025 Compensation Program — Annual Incentive Compensation Decisions.”

(3)	The amounts shown in column (g) for the named executive officers for 2025 include:

•	for Mr. Morgan, contributions to the 401(k) plan of $10,500 and disability insurance premiums; and

•	for Mr. Kitlowski, contributions to the 401(k) plan and elective deferred compensation plan of $33,750 and disability insurance premiums.

None of the amounts reported for the named executive officers for 2025 in column (g), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

To the Company’s knowledge, Curbline Properties did not provide Messrs. Lukes and Cattonar with any compensation specifically for their service to us as our CEO and CIO, respectively, during 2025.

26	SITE Centers Corp. ï 2026 Proxy Statement

2025 Grants of Plan-Based Awards Table

No plan-based awards were made to named executive officers under the Company’s equity incentive compensation plan during 2025.

Outstanding Equity Awards at 2025 Fiscal Year-End Table

STOCK AWARDS

NAME	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)

David R. Lukes	—	—

Gerald R. Morgan	—	—

John M. Cattonar	—	—

Aaron M. Kitlowski	96,246	617,899

(1)	The amounts in this column with respect to Mr. Kitlowski reflect service-based RSUs that generally vest or vested as follows:

•	2,136 on February 22, 2026;

•	4,178 in equal installments on February 22, 2026 and 2027;

•	12,901 on February 28, 2026;

•	12,033 on February 28, 2027; and

•	64,998 on April 8, 2027.

(2)	These amounts were calculated based upon the closing price of our common shares on December 31, 2025 of $6.42.

2025 Option Exercises and Stock Vested Table

STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)

David R. Lukes	—	—

Gerald R. Morgan	—	—

John M. Cattonar	—	—

Aaron M. Kitlowski	17,821	250,973

(1)	Shares acquired on vesting are valued at the closing price of our common shares on the date prior to vesting.

2025 Nonqualified Deferred Compensation Table(1)

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS IN LAST FY ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)

Elective Deferred Compensation Plan:

David R. Lukes	—	—	—	—	—

Gerald R. Morgan	—	—	—	—	—

John M. Cattonar	—	—	—	—	—

Aaron M. Kitlowski	45,000	23,250	53,981	—	498,430

SITE Centers Corp. ï 2026 Proxy Statement	27

(1)

Our nonqualified deferred compensation plan is described more fully in “Compensation Discussion and Analysis — 2025 Compensation Program — Other Benefits and Information” above. The plan was terminated on February 27, 2026, and remaining balances will be distributed to participants between March 1, 2027 and June 30, 2027 (to the extent not already distributed in accordance with the participants’ original deferral elections).

(2)	This amount is not required to be reported (and therefore is not reported) in the 2025 Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans and policies that will require us to provide certain compensation and other benefits to named executive officers employed by the Company (namely Messrs. Morgan and Kitlowski) in the event of a termination of employment or a change in control of the Company (as described and defined in their employment agreements to include, but not be limited to, a sale of substantially all of the assets of the Company or the liquidation or dissolution of the Company). Based on a hypothetical termination and/or change in control occurring on December 31, 2025, the following table describes the potential payments upon such termination or change in control owing to each such named executive officer then serving at the end of the year under his employment agreement and other arrangements in effect on December 31, 2025. The terms and conditions of the named executive officers’ employment agreements, and any applicable Company policies and compensation arrangements, will govern any potential payments for actual terminations or a change in control occurring after December 31, 2025. The Company is not contractually obligated to pay any compensation to Messrs. Lukes or Cattonar in the event they cease to serve as an executive officer of the Company or the Company experiences a change of control, though the Committee retains discretion to make cash awards to these executives in the future, including potentially based on their contributions to the execution of the Company’s strategy to monetize the value of its remaining assets or consummate other transactions intended to maximize shareholder value (see “Compensation Discussion and Analysis — 2025 Review of Executive Incentives” above).

EVENT	GERALD R. MORGAN ($)	AARON M. KITLOWSKI ($)

Retirement or other Voluntary Termination (without Good Reason)

Accrued Vacation(1)	19,231	17,308

Total	19,231	17,308

Involuntary Not for Cause or Good Reason Termination

Cash Severance(2)	600,000	1,500,000

Unvested Restricted Stock Units	0	617,899

Insurance Payment(3)	38,719	55,502

Accrued Vacation(1)	19,231	17,308

Total	657,950	2,190,709

For Cause Termination

No Payments	N/A	N/A

Total	N/A	N/A

Involuntary or Good Reason Termination (in Connection with a Change in Control)

Cash Severance(2)	2,000,000	2,770,833

Unvested Restricted Stock Units	0	617,899

Insurance Payment(3)	38,719	55,502

Accrued Vacation(1)	19,231	17,308

Total	2,057,950	3,416,541

28	SITE Centers Corp. ï 2026 Proxy Statement

EVENT	GERALD R. MORGAN ($)	AARON M. KITLOWSKI ($)

Disability

Cash Severance(2)	600,000	0

Unvested Restricted Stock Units	0	617,899

Insurance Payment(3)	38,719	55,502

Disability Insurance Proceeds(4)	511,522	1,684,890

Accrued Vacation(1)	19,231	17,308

Total	1,169,472	2,375,599

Death

Cash Severance(2)	600,000	0

Unvested Restricted Stock Units	0	617,899

Insurance Payment(3)	38,719	55,502

Accrued Vacation(1)	19,231	17,308

Total	657,950	690,709

(1)	Assumes two weeks of PTO is paid pursuant to our current PTO policy.

(2)

Reported cash severance amounts for involuntary termination in connection with a change in control are calculated pursuant to the terms of the respective employment agreements assuming an annual incentive payout for 2025 at the actual payment level, payable in a lump sum. Reported cash severance amounts do not include any accrued base salary or actual annual incentive for 2025 and assume that all such amounts have previously been earned and paid.

(3)	Reported amounts consist of our estimate of 18 months of insurance premiums for health, dental and vision benefits and the employer portion of the premium for other insurance provided by the Company.

(4)

Reported amounts consist of our estimate of payments for long-term disability using a present value calculation that takes into account (a) age and total payments over the benefit term assuming that the disability occurs on December 31, 2025, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

Employment Agreements

During 2025, we were a party to employment agreements with Messrs. Morgan and Kitlowski. The key terms of those employment agreements (which include customary non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality and mutual non-disparagement restrictive covenants, and, for Mr. Kitlowski, a customary non-competition restrictive covenant that extends for one year following termination, subject to certain exceptions) are described below. Previous employment agreements with Messrs. Lukes and Cattonar were assigned to Curbline Properties in connection with the completion of its spin-off in October 2024, and therefore the Company does not employ these executives and is not contractually obligated to provide them with any compensation or benefits.

Terms In Effect on December 31, 2025
KEY TERMS	GERALD R. MORGAN	AARON M. KITLOWSKI

Date of Agreement	August 28, 2024	April 8, 2024

Original Term of Agreement	Perpetual	Perpetual

Annual Base Salary Rate	$500,000	$450,000

Annual Cash Incentive Compensation	Not to exceed $300,000,	50%-150% of year-end base salary, with a target award of 100%

Initial Equity Grants Under Employment Agreement	N/A	64,998 service-based RSUs (“Upfront RSUs”) generally vesting 100% on the third anniversary of the grant date

Annual Equity Grants Under Employment Agreement	N/A	N/A

SITE Centers Corp. ï 2026 Proxy Statement	29

The employment agreements with Messrs. Morgan and Kitlowski may be terminated under a variety of circumstances. Our Board has the right to terminate an employment agreement for “cause” if the executive engages in certain specified conduct, for “disability” if the executive is disabled for a specified period of time, or at any other time without cause by giving the executive at least 90 days’ prior written notice. The executive also has the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

Messrs. Morgan and Kitlowski (or their personal representatives or dependents, as appropriate) are entitled under their employment agreements to certain additional payments and benefits in the event of certain termination circumstances, including in connection with a change in control (i.e. a “double trigger”). In general, the Committee believes that the inclusion of change in control provisions in these agreements is appropriate because such agreements help sustain a continuity of management during a potential change in control and encourage applicable executives to remain focused on completing a transaction that is likely to maximize shareholder value. The Committee also believes that the payment of change in control compensation following termination would be appropriate because the executive officer may forego other opportunities at the time of the change in control. For information concerning the amounts payable to our employed executives upon a change in control measured as of December 31, 2025, see the “Executive Compensation Tables and Related Disclosure — Potential Payments Upon Termination or Change in Control” section above. The table below summarizes the benefits to which Messrs. Morgan and Kitlowski are entitled under the employment agreements in effect on December 31, 2025 in the event of certain termination scenarios (over and above accrued compensation and benefits):

TERMINATION WITHOUT CAUSE OR FOR GOOD REASON	TERMINATION DUE TO DEATH OR DISABILITY	“TRIGGERING EVENT”(1) AFTER A “CHANGE IN CONTROL”(2)

•

Lump sum in cash equal to $600,000 in the case of Mr. Morgan and $1,500,000 in the case of Mr. Kitlowski (the “Lump Sum Payment”);

•

Lump sum in cash equal to the annual incentive that would have been earned for the year of termination based on actual performance, pro-rated based on the executive’s period of service during such year (the “Pro-Rata Bonus”);

•

Lump sum in cash equal to 18 months of monthly insurance premiums for health, dental and vision benefits and the employer portion of the premium for other insurance provided by the Company (the “18-month Health Benefit”); and

•

In the case of Mr. Kitlowski, vesting of any outstanding equity awards (“Accelerated Award Vesting”)

•

Pro-Rata Bonus, except that performance would be measured at the “target” level;

•

18-month Health Benefit;

•

In the case of Mr. Morgan, the Lump Sum Payment; and

•

In the case of Mr. Kitlowski, Accelerated Award Vesting

•

Lump sum in cash equal to 2.5 times the sum of (a) base salary plus (b) average of the annual incentives earned in the three fiscal years preceding the year of termination;

•

Pro-Rata Bonus;

•

18-month Health Benefit; and

•

In the case of Mr. Kitlowski, Accelerated Award Vesting

(1)

A “Triggering Event” is the occurrence of one of the following events following a change in control while the executive is employed by the Company: (a) we terminate the employment of the executive, other than in the case of a termination for “Cause” (as defined in the applicable employment agreement), a termination following disability, or a termination based on death; or (b) the executive terminates the executive’s employment for “Good Reason” (as defined in the applicable employment agreement).

(2)

A “Change in Control” generally occurs if: (a) there is a consummation of a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the Company; (b) there is a consummation of a consolidation or merger in which we are the surviving corporation or the acquisition of assets of another corporation but excluding any such business combination pursuant to which (i) beneficial owners of our voting securities prior to the business combination own at least 60% of the voting securities of the entity resulting from the business combination, (ii) no individual or group beneficially owns more than 30% of the voting securities of the entity resulting from the business combination and (iii) at least a majority of the members of the board of directors of the entity resulting from such business combination were members of our Board at the time of the execution of the original agreement, or action of the Board, providing for such business combination; (c) any person or other entity (subject to certain exceptions) purchases our shares (or securities convertible into our shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of 30% or more of the voting power of our outstanding securities without the prior consent of the Board; or (d) during any two-year period, we experience a turnover of a majority of the Directors on our Board (subject to certain exceptions for replacement Directors approved by at least two-thirds of the Directors serving at the beginning of such period, but specifically excluding certain replacement Directors elected in connection with an election or proxy contest).

30	SITE Centers Corp. ï 2026 Proxy Statement

CEO Pay Ratio

For 2025, the ratio of the annual total compensation of Mr. Lukes, our CEO (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (“Median Annual Compensation”) was approximately 0 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

For purposes of this pay ratio disclosure, CEO Compensation was $0. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Lukes under the “2025 Summary Compensation Table” for 2025. This amount does not include any compensation paid to Mr. Lukes by Curbline Properties. To the Company’s knowledge, Curbline Properties did not provide Mr. Lukes with any compensation specifically for his service to us as our CEO during 2025.

For purposes of this pay ratio disclosure, Median Annual Compensation was $113,646, and was calculated by totaling for our Median Employee (as defined below) all applicable elements of compensation for 2025 in accordance with Item 402(c)(2)(x) of Regulation S-K plus the Company’s contributions to group health and welfare benefits provided to the Median Employee.

We refer to the employee who received the Median Annual Compensation as the “Median Employee.” In accordance with Item 402(u) of Regulation S-K, in calculating our CEO pay ratio for 2025, we used the same Median Employee as was used to calculate our CEO pay ratio for 2024 because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact this pay ratio disclosure. Therefore, the date used to identify the Median Employee was December 31, 2024 (the “Determination Date”). To identify the Median Employee, we first measured compensation for the period beginning on January 1, 2024 and ending on the Determination Date for 172 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number also does not exclude any non-U.S. employees and does not exclude any employees of businesses acquired by us or combined with us. The compensation measurement was calculated by totaling, for each employee, cash compensation (except as described in the next sentence), including regular pay (wages and salary), all variants of overtime, tax gross-up earnings related to awards, dividend equivalent payments, car allowances, short-term disability payments, and all variants of bonus payments. Specifically excluded from the calculation used to determine the Median Employee were the value of equity and equity-based awards, equity deferred compensation, deferred equity distributions, option exercises, deferred equity dividend earnings, taxable fringe benefits for executive long-term disability, and sign-on bonuses. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2024. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

SITE Centers Corp. ï 2026 Proxy Statement	31

Pay Versus Performance
Pursuant to the SEC’s pay versus performance (“PVP”) disclosure rules, the following Pay Versus Performance table (“PVP Table”) provides
SEC-required
information about compensation for 2025 for this Proxy Statement’s named executive officers, as well as compensation for 2024, 2023, 2022 and 2021 for our named executive officers from our 2025, 2024, 2023 and 2022 Proxy Statements, respectively (each of 2021, 2022, 2023, 2024 and 2025, a “Covered Year”). We refer to all of the named executive officers covered in the PVP Table below, collectively, as the “PVP NEOs”. The PVP Table also provides information about the results for certain measures of financial performance during those same Covered Years. In reviewing this information, there are a few important things we believe you should consider:

•	The information in columns (b) and (d) of the PVP Table comes directly from our Summary Compensation Tables for the relevant years; and

•
As required by the SEC’s PVP rules, we label the information in columns (c) and (e) of the PVP Table as “compensation actually paid” (or “CAP”) to the applicable PVP NEOs. However, these CAP amounts may not necessarily reflect “take home pay” or the final compensation that our PVP NEOs actually earned or walked away with for their service in the Covered Years. Instead, the SEC’s concept of CAP reflects a combination of realized pay and realizable or accrued pay. As a result, CAP amounts are calculated in a manner different than information that we have presented elsewhere in this Proxy Statement, especially with respect to the valuation of outstanding equity awards.

As discussed above in “Compensation Discussion and Analysis – 2025 Compensation Program – Annual Incentive Compensation Design”, the Company did not use any financial performance measures to link compensation actually paid to our NEOs in 2025 to Company performance. Therefore, we have not disclosed any “Company-Selected Measure” for purposes of the table or analysis below, nor have we disclosed any financial performance measures as being the most important financial performance measures used by the Company to link compensation actually paid to our NEOs in 2025 to Company performance.
We did not provide any direct or indirect compensation to our current CEO or CIO for their service as our current CEO or CIO in 2025 nor, to our knowledge, did Curbline Properties. The Company continues to be responsible for the compensation of our named executive officers who are employed by the Company (namely Messrs. Morgan and Kitlowski), and the Committee continues to oversee the design and administration of, and changes to, the Company’s compensation programs with respect to these executives.
Pay Versus Performance Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

					VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON

YEAR	SUMMARY COMPENSATION TABLE (“SCT”) TOTAL FOR PEO ($)(1)	COMPENSATION ACTUALLY PAID TO PEO ($)(1)(2)	AVERAGE SCT TOTAL FOR NON-PEO PVP NEOS ($)(1)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO PVP NEOS ($)(1)(2)	TOTAL SHAREHOLDER RETURN ($)(3)	PEER GROUP TOTAL SHAREHOLDER RETURN ($)(4)	NET INCOME ($)(5)

2025	0	0	657,416	582,232	126.51	182.01	177,861

2024	7,934,301	16,089,694	1,596,314	2,185,760	158.26	189.29	531,824

2023	6,740,650	3,657,129	2,405,897	2,049,666	151.85	161.74	265,703

2022	6,799,485	5,305,017	1,500,884	1,309,320	144.47	144.36	168,719

2021	6,910,219	24,547,349	1,625,444	2,093,387	161.37	165.05	124,935

(1)
David Lukes was our principal executive officer (“PEO”) for the full year for each of the Covered Years. For 2025, our non-PEO
PVP NEOs
(“Non-PEO
NEOs”) were Gerald Morgan, John Cattonar and Aaron Kitlowski. For 2024, our
Non-PEO
NEOs were Gerald Morgan, Conor Fennerty, John Cattonar, Aaron Kitlowski and Christa Vesy. For each of 2023, 2022 and 2021, our
Non-PEO
NEOs were Conor Fennerty, John Cattonar and Christa Vesy.

(2)
For 2025, in determining both the CAP for our PEO and the average CAP for our
Non-PEO
PVP NEOs for purposes of this PVP Table, we deducted from or added back to the total amount of compensation reported in column (b) and column (d) for such Covered Year the following amounts:

32	SITE Centers Corp. ï 2026 Proxy Statement

ITEM AND VALUE ADDED (DEDUCTED)	2025 ($)

For David R. Lukes:

- SCT “Stock Awards” column value	(0)

+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	0

+/- Change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	0

+ Fair value as of vesting date of equity awards granted and vested in Covered Year	0

+/- Change in fair value (from prior year-end to vest date in Covered Year) of equity awards granted prior to Covered Year that vested in Covered Year	0

+ Includable dividend equivalents paid on equity awards during Covered Year	0

TOTAL ADDED (DEDUCTED)	0

For Non-PEO Named Executive Officers (Average):

- SCT “Stock Awards” column value	(0)

+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	0

+/- Change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	(284,567)

+ Fair value as of vesting date of equity awards granted and vested in Covered Year	0

+/- Change in fair value (from prior year-end to vest date in Covered Year) of equity awards granted prior to Covered Year that vested in Covered Year	(7,170)

- Prior year-end fair value of prior-year equity awards forfeited in Covered Year	(0)

+ Includable dividend equivalents paid on equity awards during Covered Year	216,553

TOTAL ADDED (DEDUCTED)	(75,184)

Please note that while similar adjustment information was provided in our 2025 proxy statement for Covered Year 2024, our 2024 proxy statement for Covered Year 2023 and in our 2023 proxy statement for Covered Years 2021 and 2022, under applicable SEC guidance, repeating such adjustment information is not required in this Proxy Statement because in our view it is not material to our shareholders’ understanding of the information reported in the PVP Table for 2025 or the relationships disclosures provided below.

(3)
For each Covered Year, our absolute TSR was calculated based on the percentage change in value of our common shares, par value $0.10 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for the period beginning with our closing share price on the NYSE on December 31, 2020 through and including the last day of the Covered Year (each one-year,
two-year,
three-year, four-year and five-year period, a “Measurement Period”), assuming dividends paid on common shares during the year (including the distribution of Curbline Properties shares at the time of its spin-off
in October 2024) were deemed reinvested in additional common shares, plus (ii) the difference between our closing share price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these percentage changes was then applied to a deemed fixed investment of $100 at the beginning of each Measurement Period to produce the Covered
Year-end
values of such investment as of the end of 2025, 2024, 2023, 2022 and 2021, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

(4)
For purposes of this PVP disclosure, our peer group is the FTSE NAREIT Equity Shopping Centers Index (the “PVP Peer Group”). For each Covered Year, the PVP Peer Group cumulative TSR was calculated based on a deemed fixed investment of $100 in the index through each Measurement Period, assuming dividend reinvestment.

(5)	In thousands. These net income results were calculated in accordance with U.S. GAAP.

SITE Centers Corp. ï 2026 Proxy Statement	33

Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results
The following charts provide, for each of the Covered Years, a description of the following five relationships between (as reflected in the PVP Table above): (1) our cumulative TSR and the cumulative TSR for the PVP Peer Group; (2) PEO CAP and our cumulative TSR; (3) average
Non-PEO
PVP NEO CAP and our cumulative TSR; (4) PEO CAP and our GAAP Net Income; and (5) average
Non-PEO
PVP NEO CAP and our GAAP Net Income.

34	SITE Centers Corp. ï 2026 Proxy Statement

9. Proposal Five: Ratification of

PricewaterhouseCoopers LLP as the

Company’s Independent Registered Public

Accounting Firm

Proposal Summary and Board Recommendation

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2025 is expected to be engaged by our Audit Committee to do so in 2026. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, be available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is seeking ratification of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the shareholders do not approve the ratification of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not approve the ratification of PricewaterhouseCoopers LLP, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the shareholders ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION:

“FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2025 and 2024:

TYPE OF FEES	2025 ($)	2024 ($)

Audit fees(1)	1,031,888	1,450,356

Audit-related fees(2)	177,088	144,000

Tax fees(3)	588,881	954,398

All other fees(4)	2,160	2,049,160

Total	1,800,017	4,597,914

(1)	Audit fees consisted principally of fees for the audit of our financial statements.

(2)	Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted of audit-related services and registration statement-related services performed pursuant to SEC filing requirements.

(3)	Tax fees included fees billed for professional services rendered for tax compliance and tax consulting services, including those of unconsolidated joint ventures at 100%. The fees for all tax compliance services, including unconsolidated joint ventures, were $458,881 and $335,683 for 2025 and 2024, respectively.

(4)	All other fees consisted of $2,047,000 of fees paid in 2024 related to payment for services in connection with the audit of the carve-out financial statements of the properties included in the spin-off of Curbline Properties, a significant one-time capital structure event, and fees billed for software licensing.

SITE Centers Corp. ï 2026 Proxy Statement	35

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a policy for the pre-approval of all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees,” and “All other fees” described above were pre-approved by the Audit Committee.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2025, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.

Audit Committee

Gary N. Boston, Chair

Cynthia Foster Curry

Dawn M. Sweeney

36	SITE Centers Corp. ï 2026 Proxy Statement

10. Corporate Governance and Other Matters

Codes of Ethics

Code of Ethics for Senior Financial Officers

We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including, among others, the CEO, CFO, CAO, Controller, Treasurer, and Chief Internal Auditor (collectively, our “senior financial officers”). Among other matters, this code requires our senior financial officers to:

•	Act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;

•

Endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•

Endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

•	Not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;

•	Not use for personal advantage confidential information acquired in the course of their employment;

•	Proactively promote ethical behavior among peers and subordinates in the workplace; and

•	Promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent Directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investor Relations” section.

Code of Business Conduct and Ethics

We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and Directors. This code governs the actions and working relationships of our employees, officers and Directors with tenants, vendors, contractors, fellow employees, competitors, government and regulatory agencies and officials, potential or actual joint venture partners, third-party consultants, investors, the public, the media and anyone else with whom we may conduct business. Employees are required to review and acknowledge our Code of Business Conduct and Ethics on a periodic basis in connection with their completion of certain compliance training modules. Only our Board or the Nominating and Corporate Governance Committee may waive any provision of this code with respect to an officer or Director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. The Company’s Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investor Relations” section.

SITE Centers Corp. ï 2026 Proxy Statement	37

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors, or the public at large without fear of retaliation. The policy sets forth procedures for the reporting by employees and interested third parties of alleged financial (including auditing, accounting, and internal control matters) and non-financial wrongdoing on a confidential and anonymous basis, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our Corporate Compliance Officer, our Audit Committee Chair, or to NAVEX Global, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the Corporate Compliance Officer or the Audit Committee Chair. The results of all investigations concerning wrongdoing are reviewed quarterly by the Corporate Compliance Officer and the Chair of the Audit Committee. Reports of all material matters are reported to our Board by the Chair of the Audit Committee and the Corporate Compliance Officer in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.sitecenters.com, under “Governance” in the “Investor Relations” section.

Related-Party Transactions

We have a written policy regarding the review and approval of related-party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to our General Counsel or Corporate Compliance Officer. The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by our General Counsel or Corporate Compliance Officer to determine if the proposed transaction would constitute a material related-party transaction, in which case it is reported to the Nominating and Corporate Governance Committee prior to its approval. The Nominating and Corporate Governance Committee will then determine whether the transaction requires its approval. All material related-party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Nominating and Corporate Governance Committee pursuant to the policy.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 20, 2026, except as otherwise disclosed in the notes below, by each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the SEC. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

MORE THAN 5% OWNERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON SHARES		PERCENTAGE OWNERSHIP (%)(6)

The Vanguard Group, Inc.	5,258,983	(1)	10.0

Blackrock, Inc.	4,260,895	(2)	8.1

Rush Island Management LP	3,989,634	(3)	7.6

FMR LLC	2,757,615	(4)	5.3

Cohen & Steers, Inc.	2,678,505	(5)	5.1

(1)	According to a report on Schedule 13G/A filed with the SEC on December 3, 2025 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 5,258,983 common shares and has sole voting power over 0 common shares, shared voting power over 313,778 common shares, sole dispositive power over 4,929,031 common shares and shared dispositive power over 329,952 common shares. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)	According to a report on Schedule 13G/A filed with the SEC on January 8, 2026 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 4,260,895 common shares and has sole voting power over 4,146,715 common shares and sole dispositive power over 4,260,895 common shares. The address for this reporting person is 50 Hudson Yards, New York, New York 10001.

(3)	According to a report on Schedule 13G/A filed with the SEC on February 17, 2026 by Rush Island Management LP, Rush Island Master, LP, Rush Island Management GP, LLC, Raleigh W. Nuckols and Stephen Lewis Millham, each of Rush Island Management LP, Rush Island Management GP, LLC, Raleigh W. Nuckols and Stephen Lewis Millham is the beneficial owner of 3,989,634 common shares and has sole voting and dispositive power over 3,105,728 common shares and shared voting and dispositive power over 883,906 common shares, and Rush Island Master, LP is the beneficial owner of, and has sole voting and dispositive power over, 3,105,728 common shares. The address for these reporting persons is 34 East 51st Street, 14th Floor, New York, New York 10022.

38	SITE Centers Corp. ï 2026 Proxy Statement

(4)	According to a report on Schedule 13G/A filed with the SEC on October 7, 2025 by FMR LLC and Abigail P. Johnson, FMR LLC is the beneficial owner of, and has sole dispositive power over, 2,757,615 common shares and has sole voting power over 2,757,084 common shares. According to the report, members of Ms. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. The address for FMR LLC and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(5)	According to a report on Schedule 13G filed with the SEC on February 13, 2026 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., Cohen & Steers UK Limited, Cohen & Steers Asia Limited and Cohen & Steers Ireland Limited, each of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is the beneficial owner of, and has sole dispositive power over, 2,678,505 common shares and sole voting power over 1,210,442 common shares. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 1166 Avenue of the Americas, 30th Floor, New York, New York 10036. The address for Cohen & Steers UK Limited is 3 Dering Street, 2nd Floor, London, United Kingdom W1S 1AA. The address for Cohen & Steers Asia Limited is 3301B, 33rd Floor, The Henderson, 2 Murray Road, Central, Hong Kong. The address for Cohen & Steers Ireland Limited is Suite G01, 81 Merrion Square South, Dublin 2, D02 NR12.

(6)	Percentages are calculated based on 52,462,340 of our common shares outstanding as of February 20, 2026.

Shareholder Proposals for 2027 Annual Meeting of Shareholders

In order to be included in the Company’s proxy statement for the 2027 Annual Meeting, a shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act must be received in writing by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no later than December 1, 2026, assuming the 2027 Annual Meeting is not advanced or delayed by more than 30 calendar days from the date of the first anniversary of the 2026 Annual Meeting, and otherwise comply with all requirements of the SEC for shareholder proposals.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a Director nomination included in the Company’s proxy statement for the 2027 Annual Meeting, such nomination shall conform to the applicable requirements in the Company’s Amended and Restated Code of Regulations and any applicable regulations of the SEC concerning the submission and content of Director nominations for inclusion in the Company’s proxy statement, and must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no earlier than November 1, 2026 and no later than December 1, 2026, assuming the 2027 Annual Meeting is not advanced more than 30 calendar days and not delayed by more than 60 calendar days of the date of the first anniversary of the 2026 Annual Meeting.

However, please note that in the event that the Company is not required to present any proposals at the 2027 Annual Meeting, because of the approval of Proposal Two or otherwise, the Company does not anticipate that it will distribute a proxy statement to shareholders in connection with the 2027 Annual Meeting. Notwithstanding, the Company will continue to comply with the shareholder notice requirements under its governing documents and Ohio law, or that are otherwise applicable.

In addition, the Company’s Amended and Restated Code of Regulations provides that any shareholder who desires to make a Director nomination or a proposal of other business at an annual meeting without including the nomination or proposal in the Company’s proxy statement must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. In the event the annual meeting is advanced or delayed by more than 30 calendar days of the date of the anniversary of the preceding year’s annual meeting, the notice must be received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made. Therefore, to be timely, any such proposal or nomination for the 2027 Annual Meeting must be received no later than December 1, 2026. The notice must also provide certain information required by the Company’s Amended and Restated Code of Regulations.

In addition to satisfying the requirements under the Company’s Amended and Restated Code of Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of Director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of Directors in support of Director nominees other than the Company’s) no later than March 15, 2027. If the date of the 2027 Annual Meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the tenth calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company. Please note that the Company does not plan to solicit proxies for the election of Directors at the 2027 Annual Meeting if Proposal Two is approved. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our proxy statement for the 2027 Annual Meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that

SITE Centers Corp. ï 2026 Proxy Statement	39

proposal unless we receive notice of the matter to be proposed not later than February 12, 2027. Even if proper notice is received on or prior to February 12, 2027, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

Householding

The SEC permits a single Notice of Internet Availability of Proxy Materials or single set of this Proxy Statement and the Annual Report to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. As a result, we will deliver only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report, as applicable, to multiple shareholders who reside at the same address, unless any shareholder residing at that address gave contrary instructions.

If any shareholder residing at such an address desires at this time or in the future to receive a separate copy of the Notice of Internet Availability of Proxy Materials or this Proxy Statement and the Annual Report or if any such shareholder who currently receives a separate Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report would like to receive only single copies in the future, the shareholder should provide such instructions to us by calling our Chief Financial Officer at (216) 755-5500, or by writing to SITE Centers Corp., Attn. Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

Other Matters

Shareholders and other interested parties may send written communications to our Board or the non-management Directors as a group by mailing them to our Board, c/o Corporate Secretary, SITE Centers Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management Directors as a group, as applicable.

40	SITE Centers Corp. ï 2026 Proxy Statement

11. Frequently Asked Questions

Why am I being provided with these proxy materials?

We have made our proxy materials available to you on the internet or, upon your request, delivered printed versions of these proxy materials to you by mail because our Board is soliciting your proxy to vote at our 2026 Annual Meeting. The proxy materials summarize information you need to know in order to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Shareholders who owned our common shares at the close of business on March 16, 2026, the Record Date for the Annual Meeting, are entitled to vote. On the Record Date, there were [    ] common shares outstanding.

Why did I receive a notice in the mail regarding the availability of proxy materials instead of a paper copy of the proxy materials?

The rules of the SEC permit us to furnish proxy materials, including this Proxy Statement and our Annual Report, to our shareholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, on or about March [ ], 2026, we are sending the Notice of Internet Availability of Proxy Materials to our shareholders of record as of the close of business on the Record Date. Shareholders receiving a Notice of Internet Availability of Proxy Materials by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the Notice of Internet Availability of Proxy Materials will instruct shareholders as to how they may access and review proxy materials on the internet. Shareholders who receive a Notice of Internet Availability of Proxy Materials by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card, should follow the instructions for requesting these materials included in the Notice of Internet Availability of Proxy Materials.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice of Internet Availability of Proxy Materials identifies and provides notice of the items to be voted on at the Annual Meeting, but shareholders cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice of Internet Availability of Proxy Materials. The paper proxy card you receive will also provide instructions as to how to use the internet or telephone to authorize your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card on how you would like your shares voted, sign the proxy card and return it in the envelope provided.

How do I attend and vote at the virtual Annual Meeting?

The Annual Meeting will be held in a virtual meeting format via live webcast. You will not be able to attend the Annual Meeting in person. The online meeting will begin promptly on Wednesday, May 13, 2026 at 9:00 a.m. Eastern Time.

Attending the Annual Meeting as a Shareholder of Record. If you were a holder of record (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare) of common shares of the Company at the close of business on the Record Date, you will be able to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting, without advance registration. You can access the meeting by visiting www.meetnow.global/M4FHMTJ and entering the control number on the Notice of Internet Availability of Proxy Materials or proxy card sent to you.

Registering to Attend the Annual Meeting as a Beneficial Owner. If you were a beneficial holder of common shares of the Company at the close of business on the Record Date (i.e. you held your shares in “street name” through an intermediary, such as a bank or broker), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. The legal proxy must also include the number of

SITE Centers Corp. ï 2026 Proxy Statement	41

common shares you own in the Company. You must forward a copy of the legal proxy, along with your email address, to Computershare. Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time, on Friday, May 8, 2026. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/M4FHMTJ and enter your control number.

Attending the Annual Meeting as a Guest. If you would like to enter the meeting as a guest in listen-only mode, you should access the meeting center at www.meetnow.global/M4FHMTJ, click on the “Guest” tab and then enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

Voting Shares. If you have a control number as discussed above, you will be able to vote your shares electronically during the Annual Meeting by clicking on the “Vote” tab on the meeting website.

Once you submit your proxy, there is no need to vote at the Annual Meeting unless you wish to change or revoke your vote. Whether or not you plan to participate in the live webcast of the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the question below titled “How do I vote by proxy?”.

Asking Questions; Rules of Conduct. If you are a shareholder of record or if you have registered with Computershare as a beneficial owner in accordance with the process described above, you may submit questions before or during the Annual Meeting by accessing the meeting website at www.meetnow.global/M4FHMTJ, entering your control number and clicking on the “Q&A” tab. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints and in accordance with our rules of conduct for the Annual Meeting. Questions regarding matters that are not pertinent to the Annual Meeting will not be answered.

Technical Support. If you encounter technical difficulties accessing the virtual meeting platform or during the Annual Meeting, please contact Computershare Shareholder Services at 1-888-724-2416.

How many votes do I have?

Each common share of the Company outstanding on the Record Date is entitled to one vote on each item submitted to shareholders for their consideration. The Notice of Internet Availability of Proxy Materials sent to you indicates the number of shares that you owned on the Record Date. Our shareholders do not have the right to cumulate their votes in the election of Directors.

How do I vote by proxy?

Shareholders of record may vote either by telephone, over the internet, by requesting, completing and returning a proxy card via mail, or by attending and voting at the Annual Meeting. If you properly and timely follow the telephone or internet voting instructions described below or properly request, complete and timely return your proxy card, your proxy (meaning one of the individuals authorized by you by telephone or internet or named in the proxy card) will vote your shares as you have directed, provided however, if you do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

•	“FOR” the election of Gary N. Boston, John M. Cattonar, Cynthia Foster Curry, David R. Lukes and Dawn M. Sweeney, as Directors;

•	“FOR” the approval of an amendment to the Company’s Amended and Restated Code of Regulations to increase Director terms to three years;

•	“FOR” the approval of an amendment to the Company’s Amended and Restated Code of Regulations to replace the existing majority voting power quorum requirement;

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Shareholders of record may vote by calling 1-800-652-8683 or over the internet at www.investorvote.com/sitc. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the Notice of Internet Availability of Proxy Materials or proxy card sent to you. Those shareholders of record who choose to vote by telephone must do so prior to the commencement of the Annual Meeting.

42	SITE Centers Corp. ï 2026 Proxy Statement

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the internet by following the voting instructions enclosed with the voting instruction card from the bank or brokerage firm. The internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions, and to confirm that those instructions have been properly recorded. Votes directed by telephone through such a program must be received by 11:59 p.m., Eastern Time, on May 12, 2026.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his discretion and best judgment. The Company did not receive any notice of a shareholder proposal to be presented at the Annual Meeting by December 3, 2025, the deadline pursuant to the advance notice provision of the Company’s Amended and Restated Code of Regulations, and as of the date of this Proxy Statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

May I revoke my proxy?

If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our Secretary, submitting your proxy again by telephone or over the internet, mailing a signed proxy card bearing a later date, or by voting online at the Annual Meeting. The powers of the proxy holders will be suspended if you vote your shares at the Annual Meeting, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If you hold your shares beneficially in “street name,” you may change your vote by submitting new voting instructions to your brokerage firm or bank or, if you have obtained a legal proxy from your brokerage firm or bank giving you the right to vote your shares, by forwarding a copy of the legal proxy, along with your email address, to Computershare in order to obtain a control number and then using that control number to access and vote at the Annual Meeting.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile, or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $18,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions, and individuals.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common shares issued and outstanding on the Record Date will represent a quorum permitting the conduct of business at the meeting. Proxy cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

SITE Centers Corp. ï 2026 Proxy Statement	43

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Five Directors

To be elected, Directors must receive a majority of the votes cast (i.e., the number of shares voted “For” a Director nominee must exceed the number of votes cast “Against” that Director nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval of an amendment to the Company’s Amended and Restated Code of Regulations to increase Director terms to three years

Approval of this Proposal Two will require the affirmative vote of the holders of at least 50% of the voting power of the outstanding shares of our capital stock entitled to vote thereon, voting as a single class. Broker non-votes and abstentions will have the same effect as votes cast against the proposal.

Proposal Three: Approval of an amendment to the Company’s Amended and Restated Code of Regulations to replace the existing majority voting power quorum requirement

Approval of this Proposal Three will require the affirmative vote of the holders of at least 50% of the voting power of the outstanding shares of our capital stock entitled to vote thereon, voting as a single class. Broker non-votes and abstentions will have the same effect as votes cast against the proposal.

Proposal Four: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and the Compensation Committee will review the results of the vote and will consider the affirmative vote of a majority of the votes cast on this Proposal Four to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Five: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Although our independent registered public accounting firm may be selected by the Audit Committee without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast on this Proposal Five to be a ratification by the shareholders of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

For shareholders who hold their common shares in “street name” through banks or brokerage firms and do not instruct their bank or broker how to vote, the bank or brokerage firm will not vote such shares for Proposals One or Two resulting in broker non-votes with respect to such shares. As a result, it is important that shareholders vote their shares.

By order of the Board of Directors,

AARON M. KITLOWSKI

Secretary

Dated: March [ ], 2026

44	SITE Centers Corp. ï 2026 Proxy Statement

Appendix A

PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED

CODE OF REGULATIONS TO INCREASE DIRECTOR TERMS TO THREE YEARS

ARTICLE II

Section 3. Term of Office. Each director shall hold office until the annual meeting next succeeding his or her election and until his or her successor is elected and qualified, or until his or her earlier resignation, removal from office or death. Beginning with the annual meeting of the shareholders of the Corporation held in 2026, at each annual meeting of the shareholders, the successors to the directors whose terms expire at that meeting will be elected at such meeting to hold office for a term expiring at the annual meeting of the shareholders held in the third (3rd) year following their election and until their successors are elected and qualified, or until their earlier resignation or removal in accordance with the terms hereof.

SITE Centers Corp. ï 2026 Proxy Statement	A-1

Appendix B

PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED

CODE OF REGULATIONS TO REPLACE THE EXISTING MAJORITY VOTING POWER QUORUM REQUIREMENT

ARTICLE I

Section 5. Quorum. The ~~holders of shares entitling them to exercise a majority of the voting power~~ shareholders of the Corporation entitled to vote at any meeting~~,~~ present in person ~~or~~, by proxy~~,~~ or by use of communications equipment shall constitute a quorum for the transaction of business to be considered at such meeting; provided, however, that no action required by law or by the Articles of Incorporation or these Regulations to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class may be authorized or taken by a lesser proportion. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time, until a quorum shall be present.

SITE Centers Corp. ï 2026 Proxy Statement	B-1

PRELIMINARY COPY – SUBJECT TO COMPLETION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals – The Board of Directors recommend a vote FOR all nominees and FOR Proposals 2, 3, 4 and 5.

1.	Election of Directors:

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Gary N. Boston	☐	☐	☐	02 - John M. Cattonar	☐	☐	☐	03 - Cynthia Foster Curry	☐	☐	☐
	04 - David R. Lukes	☐	☐	☐	05 - Dawn M. Sweeney	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval of an amendment to the Company’s Amended and Restated Code of Regulations to increase Director terms to three years	☐	☐	☐	3.	Approval of an amendment to the Company’s Amended and Restated Code of Regulations to replace the existing majority voting power quorum requirement	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
4.	Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers	☐	☐	☐	5.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. Date and sign below.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

∎		1 U P X 6 7 7 2 5 8

048E8B

The SITE Centers Corp. Proxy Statement, Annual Report to Shareholders and Notice of

Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to

be held on May 13, 2026 are available at: www.proxydocs.com/sitc.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy – SITE Centers Corp.

Annual Meeting of Shareholders – May 13, 2026

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Aaron M. Kitlowski, Gerald R. Morgan and Jeffrey A. Scott, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the SITE Centers Corp. Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 13, 2026 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS 2, 3, 4 AND 5.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued and to be marked, dated and signed on the other side)

If voting by mail, complete sections A and B on the reverse side of this card and, if applicable, section C below.